UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Alpha and Omega Semiconductor Limited
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Alpha and Omega Semiconductor Limited
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

NOTICE OF 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD AT 4:00 P.M. ON NOVEMBER 12, 2020 U.S. PACIFIC STANDARD TIME

NOTICE IS HEREBY GIVEN that the 2020 Annual General Meeting of Shareholders (the “Annual Meeting”) of Alpha and Omega Semiconductor Limited, a Bermuda exempted limited liability company (“we,” “our,” “us,” or the “Company”), at 4:00 p.m. on Thursday, November 12, 2020, U.S. Pacific Standard Time. In light of public health concerns relating to the COVID-19 pandemic, the Annual Meeting will be held in a virtual meeting format only. You will be able to attend and participate in the annual meeting online, vote your shares electronically, and submit your questions prior to and during the meeting by visiting www.meetingcenter.io/229273088 on the meeting date at the time described in the proxy statement. The password for the meeting is AOSL2020. For the purpose Bermuda corporate law, the place of Annual Meeting is our business offices in the United States at 475 Oakmead Parkway, Sunnyvale, CA 94085. However, you will not be able to attend the Annual Meeting in person and instead the Annual Meeting will be held in virtual meeting format only.

At this year’s Annual Meeting, our shareholders will be asked to:

1.    To elect seven (7) nominees to serve as directors on the Board of Directors of the Company (the "Board") until the next annual general meeting of shareholders or until their successors are duly elected and qualified;
2.    To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in this Proxy Statement;
3.    To approve a resolution to permit the Board to determine the maximum number of directors on the Board and to fill casual vacancies and appoint additional directors from time to time.
4.    To approve and ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm, and to authorize the Board, acting through our Audit Committee, to determine the remuneration of such accounting firm, for the fiscal year ending June 30, 2021.

Only holders of common shares of record at the close of business on September 15, 2020, which is the record date for the Annual Meeting, will be entitled to vote at the Annual Meeting. In accordance with rules established by the Securities and Exchange Commission, we are providing you access to our proxy materials over the Internet. Accordingly, we plan to mail a Notice of Internet Availability of Proxy Materials, or the Notice, to our shareholders on or about September 28, 2020. The Notice will describe how to access and review our proxy materials and how you may submit your proxy on the Internet or by telephone. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. Your vote is very important. Regardless of whether you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting, and we hope you will vote as soon as possible. Voting over the Internet or by telephone, by written proxy or voting instruction card will ensure your representation at the Annual Meeting regardless of whether you attend the Annual Meeting.

By order of the Board of Directors,

Mike F. Chang
Chairman of the Board of Directors
Dated 9/ /2020

Important Notice Regarding the Availability of Proxy Materials
For the Annual Meeting to be Held on November 12, 2020 U.S. Pacific Standard Time:
The Proxy Statement, Proxy Card and Annual Report on Form 10-K for fiscal year 2020 are available at:
http://www.edocumentview.com/AOSL

Alpha and Omega Semiconductor Limited
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

PROXY STATEMENT

FOR THE 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD AT 4:00PM ON NOVEMBER 12, 2020 U.S. PACIFIC STANDARD TIME

Alpha and Omega Semiconductor Limited
Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda

PROXY STATEMENT

FOR THE 2020 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD AT 4:00PM ON NOVEMBER 12, 2020 U.S. PACIFIC STANDARD TIME

INFORMATION REGARDING THE ANNUAL GENERAL MEETING

General

This proxy statement (“Proxy Statement”) has information about the 2020 Annual General Meeting of Shareholders (the “Annual Meeting”) and was prepared by our management for the Board of Directors of Alpha and Omega Semiconductor Limited, an exempted limited liability company organized under the laws of Bermuda (the "Company"). The Annual Meeting will be held entirely in virtual meeting format. If you plan to participate in the virtual meeting, please see the instructions under “How can I attend the Annual Meeting” of this proxy statement. You will be able to attend and participate in the annual meeting online, vote your shares electronically, and submit your questions prior to and during the meeting by visiting www.meetingcenter.io/229273088 on the meeting date at the time described in the proxy statement. The password for the meeting is AOSL2020. You will not be able to attend the Annual Meeting in person.

In accordance with the “e-proxy” rules approved by the Securities and Exchange Commission (“SEC”) and in connection with the solicitation of proxies by our Board of Directors of Alpha and Omega Semiconductor Limited (the “Board”), on or about September 28, 2020, we will send a Notice of Internet Availability of Proxy Materials (the “Notice”) and provide access to our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended June 30, 2020 and a form of proxy) over the internet to each shareholder entitled to vote at the Annual Meeting. We will not mail a full set of proxy materials to shareholders unless such shareholders request such mailing. We intend to mail to requesting stockholders full sets of our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended June 30, 2020 and a form of proxy) within three to five days from the date of receipt of such request.

Our Board asks you to appoint Dr. Mike F. Chang, our Chairman and Chief Executive Officer, and Yifan Liang, our Chief Financial Officer and Corporate Secretary, as your proxy holders to vote your shares at the Annual Meeting. You make this appointment by properly completing the enclosed proxy as described below. If appointed by you, your shares represented by a properly completed proxy received by us will be voted at the Annual Meeting in the manner specified in the proxy card or, if no instructions are marked on the proxy, your shares will be voted as described below. Although management does not know of any other matter to be acted upon at the Annual Meeting, unless contrary instructions are given, shares represented by valid proxies will be voted by the persons named on the accompanying proxy card in the manner the proxy holders deem appropriate for any other matters that may properly come before the Annual Meeting.

We maintain our registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Our telephone number in the United States is (408) 830-9742. The mailing address of our business offices in the United States is 475 Oakmead Parkway, Sunnyvale, CA 94085.

Record Date and Shares Outstanding

The record date for the Annual Meeting has been set as the close of business on September 15, 2020. Only shareholders of record as of such date will be entitled to notice of and to vote at the meeting. On the record date, there were 25,382,124 issued and outstanding common shares, par value $0.002 per share (“common shares” or “shares”). Each issued common share is entitled to one vote on the proposals to be voted on at the Annual Meeting. Shares held as of the record date include common shares that are held directly in your name as the shareholder of record and those shares held for you as a beneficial owner through a broker, bank, trust or other nominee.

QUESTIONS AND ANSWERS RELATING TO THE ANNUAL GENERAL MEETING
How can I attend the Annual Meeting?

The Annual Meeting will be a completely virtual meeting of shareholders, which will be conducted exclusively by webcast via the Internet. You are entitled to participate in the Annual Meeting only if you were a shareholder of the Company as of the close of business on the Record Date, or if you hold a valid proxy for the Annual Meeting. No physical meeting will be held. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.meetingcenter.io/229273088. You also will be able to vote your shares online by attending the Annual Meeting by webcast.

To participate in the Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is AOSL2020. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance using the instructions below.

 The online meeting will begin promptly at 4:00 p.m., Pacific Standard Time. We encourage you to access the meeting prior to the start time leaving ample time for the check in. Please follow the registration instructions as outlined in this proxy statement.

How do I register to attend the Annual Meeting virtually on the Internet?

If you are a registered shareholder or a shareholder of record (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received to access the virtual meeting hosting website. You will need your control number to access the virtual meeting, and the control number can be found on your proxy card.

If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet. To register to attend the Annual Meeting online by webcast, you must submit proof of your proxy power or a legal proxy reflecting your holdings along with your name and email address to Computershare. You can obtain a legal proxy by contacting your bank, broker or nominee through which your shares are held. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on November 10, 2020. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

•	By email: Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

•	By mail
Computershare
COMPANY Legal Proxy
P.O. Box 43001
Providence, RI 02940-3001

Why did I receive these materials?

Only our shareholders as of the close of business on September 15, 2020, which we refer to as the “Record Date,” are entitled to vote at the Annual Meeting, which will be held at 4:00 p.m. on November 12, 2020, U.S. Pacific Standard Time. As a shareholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in the Proxy Statement.  We will send a Notice of Internet Availability of Proxy Materials and provide access to our proxy materials (consisting of this proxy statement, our Annual Report on Form 10-K for the year ended June 30, 2020 and a form of proxy) over the internet to each shareholder entitled to vote at the Annual Meeting.

The Proxy Statement provides notice of the Annual Meeting, describes the proposals presented for shareholder actions and includes information about the proposals, information concerning our management, corporate governance, principal shareholders and other relevant information.  The accompanying proxy card also enables shareholders to vote on the matters without having to attend the Annual Meeting in person.

What is a proxy?

A proxy is your legal designation of another person to vote on your behalf. By completing and returning the enclosed proxy card, you are providing each of our Chief Executive Officer and the Chief Financial Officer with the authority to vote your shares in the manner you indicate on your proxy card.

What are the proposals to be considered at the Annual Meeting and what vote is required to approve each proposal?

The Board of Directors is submitting the following four (4) proposals for shareholder actions at the Annual Meeting:

•
Proposal 1 - the election of seven (7) nominees to serve as directors on our Board of Directors (the "Board") until the next annual general meeting of shareholders or until their successors are duly elected and qualified. The affirmative vote of a plurality of the votes cast at the Annual Meeting is required for the election of directors. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. A properly executed proxy marked “withhold authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no effect on the outcome of the election of directors.

•
Proposal 2 - the approval, on an advisory basis, the compensation of our named executive officers as described in the Proxy Statement, commonly known as the “say-on-pay” vote. This proposal is deemed to be approved by shareholders if it receives the affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting. However, Proposal 2 represents only an advisory vote of shareholders and is not binding on the Company, although our Board of Director will consider results of the vote in setting the compensation of our named executive officers. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•
Proposal 3 - the approval of a resolution to permit the Board to determine the maximum number of directors on the Board and to fill casual vacancies and appoint additional directors from time to time. This proposal is deemed to be approved by shareholders if it receives the affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

•
Proposal 4 - the approval and ratification of the appointment of BDO USA, LLP (“BDO”) as our independent registered public accounting firm, and the authorization for our Board of Directors to determine the remuneration of the accounting firm, for the fiscal year ending June 30, 2021. The affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve this proposal. Abstention will have no effect on the outcome of this proposal.

How are votes counted and how will a broker non-vote be treated and counted?

If you are a “street name” holder or beneficial owner, you have the right to direct your broker, bank, trust or other nominee on how to vote your shares at the Annual Meeting. The broker, bank, trust or other nominee that is the shareholder of record for your shares is obligated to provide you with a voting instruction card for you to use for this purpose.  If you hold your shares in a brokerage account but you fail to return your voting instruction card to your broker, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given.  If you are a beneficial owner and your broker, bank, trust or other nominee holds your shares in its name, it is not permitted for the broker, bank, trust or other nominees to vote your shares on the election of directors (Proposal 1); the “say-on-pay” vote (Proposal 2); and the approval of a resolution to permit the Board to determine the maximum number of directors and fill casual vacancies (Proposal 3). The broker, bank, trust or other nominees, however, are permitted to vote for the approval and ratification of the appointment of BDO USA, LLP (Proposal 4), therefore we do not expect any broker non-votes for Proposal 4.  Broker non-votes are counted for purposes of establishing a quorum. A properly executed proxy marked “abstain” with respect to Proposals 2, 3 and 4 will not be voted, although they will be counted for purposes of determining whether there is a quorum. The effects of broker non-votes for each proposal is described in more detail in response to the previous question above.

For Proposal 1 with respect to the election of directors, you may vote “FOR” all or some of the nominees or you may vote “WITHHELD” with respect to one or more of the nominees.  You may not cumulate your votes for the election of directors. Broker non-votes do not have any effect on the outcome of the votes.

For Proposal 2 with respect to the “say-on-pay” vote, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the votes.

For Proposal 3 with respect to resolution permitting the Board to determine maximum number of directs, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have no effect on the outcome of the votes.

For Proposal 4 with respect to the appointment and election of BDO USA, LLP as the Company’s independent registered public accounting firm, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have no effect on the outcome of the votes.

Who is entitled to vote at the Annual Meeting?

Only shareholders of record at the close of business on the Record Date are entitled to receive notice of and to participate and vote in the Annual Meeting.  If you were a shareholder of record on the Record Date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting.

How many votes do I have?

You will be entitled to one vote for each outstanding share of our common shares you own as of the Record Date.  As of the Record Date, there were 25,382,124 shares of our common shares outstanding and eligible to vote at the Annual Meeting.

What is the difference between a “shareholder of record” and a “street name” holder or a “beneficial owner”?

As the shareholder of record, you have the right to grant your voting proxy directly to our management or to vote in person at the Annual Meeting.  If your shares are held in a brokerage, bank, trust or other nominee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank, trust or nominee how to vote and are also invited to attend the Annual Meeting.

How can I vote my shares at the Annual Meeting?

If you are a shareholder of record, you may vote by mailing a completed proxy card or via the Internet. Instructions for voting via the Internet are described in the proxy card attached to the Proxy Statement. To vote by mailing a proxy card, sign and return the enclosed proxy card in the enclosed prepaid and addressed envelope and your shares will be voted at the Annual Meeting in the manner you directed. Because we are holding a virtual Annual Meeting, you can vote by attending the virtual meeting by following the instructions set forth in this proxy statement

If you are a beneficial owner, your broker, bank, trust or nominee should have provided voting instructions for you to use in directing them how to vote your shares.  You may be eligible to vote your shares over the Internet rather than by mailing a completed voting instruction card provided by the broker, bank, trust or nominee.  Please check the voting instructions card provided by your bank or brokerage house for instructions. If you attend our virtual Annual Meeting, you should follow the instructions at www.meetingcenter.io/229273088 in order to vote or submit questions during the meeting, even if you have voted your shares by proxy.

Can I vote electronically through the Internet?

If you are a shareholder of record, you may vote electronically through the Internet at www.investorvote.com/aosl. The instructions are included in your proxy card.

If your shares are held in “street name,” please check your proxy card or contact your broker, bank, trust or other nominee to determine whether you will be able to vote electronically through the Internet and the deadline for such voting.

Can I change my vote after I return my proxy card?

Yes.  If you are a shareholder of record and submitted your proxy through the mail or Internet, you may revoke your proxy before the vote is taken at the Annual Meeting by any of the following ways:

•	granting a proxy through the Internet after the date of your original proxy and before the deadlines for voting included on your proxy card;

•	submitting a later-dated proxy by mail before your earlier-dated proxy is voted at the Annual Meeting;

•	giving written notice of the revocation of your proxy to our Corporate Secretary at the address shown above that is actually received by our Corporate Secretary prior to the Annual Meeting; or

•	attending and voting at the Annual Meeting by following the instructions at www.meetingcenter.io/229273088.

If you are a “street name” holder, you may change your vote by submitting new voting instructions to your broker, bank, trust or other nominee or, if you have obtained a legal proxy from your broker, bank, trust or other nominee giving you the right to vote your shares, by attending the Annual Meeting and voting in person. In either case, the powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

How many shares must be present or represented to conduct business at the Annual Meeting?

The presence at the Annual Meeting of at least two shareholders, in person or by proxy and entitled to vote, representing not less than 50% of the aggregate voting power of the Company's common shares issued and outstanding on the Record Date, will constitute a quorum, permitting the conduct of business at the Annual Meeting.

Proxies received but marked as abstentions, votes withheld and broker non-votes (as described below) will be included in the calculation of the number of shares present at the Annual Meeting for quorum purposes.

What are the Board of Directors' recommendations?

Unless you give other instructions on your proxy card, the person named as proxy holder on the proxy card will vote in accordance with the recommendations of the Board of Directors. After careful consideration, the Board of Directors recommends the following vote for proposals:

	Proposals	Recommendation of the Board of Directors

1	Election of Directors	For all Nominees

2	Approval on an advisory basis of the compensation of our named executive officers	For

3	Approval of resolution to permit the Board to determine the maximum number of directors on the Board and to fill casual vacancies and appoint additional directors from time to time	For

4
Approval and ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm and authorization for the board to determine its remuneration for the fiscal year ending June 30, 2021
For

Will shareholders be asked to vote on any other matters?

To the knowledge of the Company and its management, shareholders will vote only on the matters described in the Proxy Statement. However, if any other matters properly come before the Annual Meeting, the persons named as proxies for shareholders will vote on those matters in the manner they consider appropriate.

How can I find out the results of the voting at the 2020 Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  Final voting results will be disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission at the website, www.sec.gov, within four business days after the Annual Meeting.

Who bears the costs of proxy solicitation?

The Company will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional solicitation materials that the Company may provide to shareholders. Copies of solicitation materials will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. The Company will reimburse the brokerage firms, fiduciaries and custodians holding shares in their names for reasonable expenses incurred by them in sending solicitation materials to its beneficial shareholders. The solicitation of proxies will be made by various methods, including by mail, electronic mail, telephone, facsimile, or personally by directors, officers and employees of the Company who will receive no extra compensation for such services.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The Company's directors are elected annually to serve until the next annual general meeting of shareholders or until their successors are duly elected and qualified.  Upon recommendation from our Nominating and Corporate Governance Committee, our Board of Directors has nominated each of the seven (7) director nominees named below for election to the board at the Annual Meeting.  Unless otherwise directed by shareholders, the proxy holders will vote all shares represented by proxies held by them for the election of such nominees.

Director Nominees

Information concerning the director nominees as of September 15, 2020 is set forth below:

Name	Age	Position
Mike F. Chang, Ph.D.	75	Chairman of the Board and Chief Executive Officer
Yueh-Se Ho, Ph.D.	68	Director and Chief Operating Officer
Lucas S. Chang, Ph.D. (2)(3)(4)	65	Director
Claudia Chen (1)(3)(4)	55	Director
King Owyang, Ph.D. (2)(3)	74	Director
Michael L. Pfeiffer (1)	68	Director
Michael J. Salameh (1)(2)(4)(5)	65	Director

(1) Member of the Audit Committee
(2) Member of the Compensation Committee
(3) Member of the Nominating and Corporate Governance Committee
(4) Member of the Special Committee
(5) Lead Independent Director

Mike F. Chang, Ph.D., is the founder of our company and has served as our Chairman of the Board and Chief Executive Officer since the incorporation of our company. Dr. Chang has extensive experience in both technology development and business operations in the power semiconductor industry. Prior to establishing our company, Dr. Chang served as the Executive Vice President at Siliconix Incorporated, a subsidiary of Vishay Intertechnology Inc., a global manufacturer and supplier of discrete and other power semiconductors, or Siliconix, from 1998 to 2000. Dr. Chang also held various management positions at Siliconix from 1987 to 1998. Earlier in his career, Dr. Chang focused on product research and development in various management positions at General Electric Company from 1974 to 1987. Dr. Chang received his B.S. in electrical engineering from National Cheng Kung University, Taiwan, and M.S. and Ph.D. in electrical engineering from the University of Missouri. Dr. Chang’s extensive technological expertise and business experiences in the power semiconductor industry and his knowledge of our day-to-day operations and strategic initiatives provide our Board of Directors with valuable insights and in-depth understanding of our Company.

Yueh-Se Ho, Ph.D., is a co-founder of our company and has served as our Chief Operating Officer since January 2006 and our director since March 2006. Dr. Ho has held various operational management positions in our company since our inception, including the Vice President of Worldwide Operations from 2003 to 2006 and the Vice President of Back End Operations from 2000 to 2003. Prior to co-founding our company, Dr. Ho served as the Director of Packaging Development and Foundry Transfer at Siliconix from 1998 to 2000. Dr. Ho received his B.S. in chemistry from Tamkang University, Taiwan, and Ph.D. in chemistry from the University of Pittsburgh.  Dr. Ho’s extensive operating experience in the power semiconductor industry and his scientific and technical expertise in various aspects of the design and development of power semiconductor solutions enhance the Board’s understanding of the Company’s business operations.

Lucas S. Chang, Ph.D., has been a director of our company since November 2016.  Since January 2018, Dr. Chang has been serving as vice president, general counsel to United Microelectronics Corp., a semiconductor manufacturing company listed on the New York Stock Exchange and Taipei Stock Exchange.  From December 2016 to January 2018, Dr. Chang served as vice president, general counsel to Senhwa Biosciences, Inc., a drug development company listed on Taipei Stock Exchange. From February 2006 to September 2016, Dr. Chang was a senior partner at the global law firm Morgan, Lewis & Bockius LLP, which is our principal outside counsel.  Dr. Chang’s legal practice at Morgan Lewis focused on general corporate, cross-border investment and M&A transactions, and intellectual property.  Prior to that and from 1995 to 2006, Dr. Chang was a partner and an associate at several leading law firms, including Wilson Sonsini Goodrich & Rosati, Heller Ehrman & McAuliffe, and

Coudert Brothers.  From 1991 to 1995, he served as a staff attorney and a patent agent at IBM Intellectual Property and Licensing Services.  From 1985 to 1991, he was a research staff member and technical team leader at IBM Research Division.  From 1983 to 1985, Dr. Chang served as a Senior Development Scientist at Union Carbide Corporation.  Dr. Chang holds a B.S.E. in chemical engineering from National Taiwan University; a Ph.D. in chemical engineering from the University of Washington, and a J.D. from Santa Clara University School of Law.  Dr. Chang’s extensive experience and knowledge in legal, regulatory compliance, corporate governance, and intellectual property matters in the U.S. and Asia, as well as his scientific and technical background in the semiconductor and computer industries, provide the Board with important expertise and skills in analyzing legal and business issues affecting our operations.

Claudia Chen has been is a director of our company since November 2019. From July 2018 to April 2019, Ms. Chen served as the Head of Finance and Acting President of Sonatus, Inc, a company focused on the development of automotive technology, and she served as its an advisor from May 2019 to July 2020. From 2008 to 2017, Ms. Chen served as the head of finance department (2010 to 2017 as Vice President of Finance and 2008 to 2009 as Director of Finance) of Atoptech, Inc, an EDA software company. Prior to that, Ms. Chen held various management positions at technology companies, including Director of Finance of Polaris Networks, Inc. from 2000 to 2005; Director of Finance of Transmedia Communications, Inc., which was acquired by Cisco Systems, Inc.; and Director of Finance of NeoParadigm Labs, Inc. Ms. Chen holds a B.S. in Accounting from National Taiwan University, Taipei, Taiwan, and an M.S. in Taxation from the University of Illinois, Urbana. Ms. Chen’s extensive skills and experience in the areas of financial and accounting matters, and her managerial expertise with respect to technology companies, will contribute significantly to the Board’s ability to perform oversight and other responsibilities.

King Owyang, Ph.D., has been a director of our company since April 2013. He is the Chief Executive Officer and Executive Director of Computime Group Limited, a Hong Kong listed company and a leading global provider of electronic control technologies. Prior to joining Computime, Dr. Owyang held various positions at Siliconix Inc., a U.S. semiconductor company, for over 21 years, including the President and Chief Executive Officer. He was instrumental in leading Siliconix to become a highly profitable company with industry leading products. Under his leadership and management, Siliconix established itself as the world leader in power switching and management products and its sales grew to a record level in 2008. Prior to joining Siliconix, Dr. Owyang held various technical and managerial positions at General Electric Company, where he was responsible for developing many enabling semiconductor technologies. Dr. Owyang is a recognized leader in the power semiconductor industry. He has published over 20 technical papers and has been awarded more than 25 patents. Dr Owyang obtained his B.S. in Physics and his Ph.D. in the field of Material Science in 1968 and 1974 respectively from the Massachusetts Institute of Technology, USA. Dr. Owyang’s broad experience in the power semiconductor industry, including his background in leadership positions at major technology companies, as well as his knowledge in the technical and operational aspects of semiconductor companies, provide the Board with an in-depth understanding of our business and operations.

Michael L. Pfeiffer has been a director of our company since January 2014. From 2008 to 2013, Mr. Pfeiffer served as a member of the board of directors of BCD Semiconductor Manufacturing Limited, a company listed on NASDAQ until it was acquired in 2013. From 2009 to 2014, Mr. Pfeiffer served as a member of the board of directors of Integrated Memory Logic, Ltd., a semiconductor company listed on the Taiwan Stock Exchange until it was acquired in 2014. From 2014 to 2016, Mr. Pfeiffer served on the board of directors of Razer, Inc., a computer peripherals company. Mr. Pfeiffer, who is a certified public accountant in California and Oregon, worked for PricewaterhouseCoopers LLP for over 30 years, including 18 years as the engagement partner on the audits of the financial statements of high technology companies in the Silicon Valley. Mr. Pfeiffer received an M.B.A. from the University of Oregon and a B.A. from Eckerd College in Florida. Mr. Pfeiffer’s extensive experience and expertise in the area of finance, accounting and auditing of publicly traded companies in the semiconductor industry, and his knowledge and background in working with companies with international operations, make him a valuable member of our Board, particularly in its role of exercising oversight and risk management of the Company’s accounting and financial reporting process.

Michael J. Salameh has been a director of our company since November 2013 and the lead independent director since May 2015. Mr. Salameh co-founded PLX Technology, Inc., a semiconductor company (NASDAQ: PLXT), in May 1986 and served as its Chief Executive Officer until 2008. Mr. Salameh also served as a member of the Board of Directors of PLXT since its inception until it was acquired in August 2014 by Avago Technology. PLXT was a NASDAQ-listed company from 1999 until it was acquired. During his tenure at PLXT, Mr. Salameh personally participated in many of the key company functions including sales, marketing, engineering, accounting, and operations. Since 2010, Mr. Salameh served as a consultant to the Chief Executive Officer and Board of Directors of Analogix Semiconductor, Inc., a privately held semiconductor company. From 1980 through 1986, Mr. Salameh was employed in various marketing management positions with Hewlett-Packard Company. Mr. Salameh currently performs management consulting for private technology companies. Mr. Salameh received a B.S. in Engineering and Applied Science from Yale University and an M.B.A. from Harvard Business School. Mr.

Salameh’s chief executive and marketing experience in the semiconductor industry, and his knowledge of the semiconductor business and financial landscape, including customers, markets, suppliers and competition, provide the Board with critical understanding of our business and operations.

Executive Officers

The following table lists the names, ages and positions of our executive officers as of September 15, 2020. There are no family relationships between any executive officer, except that Mr. Stephen C. Chang is a son of Dr. Mike F. Chang.

Name	Age	Position
Mike F. Chang, Ph.D.	75	Chairman of the Board and Chief Executive Officer
Yueh-Se Ho, Ph.D.	68	Director and Chief Operating Officer
Yifan Liang	56	Chief Financial Officer and Corporate Secretary
Stephen C. Chang	43	Executive Vice President of Product Line Management
Bing Xue, Ph.D.	56	Senior Vice President of Worldwide Sales

The following sets forth the biographies of our executive officers except Dr. Mike F. Chang and Dr. Yueh-Se Ho, whose biographies are set forth above under “Director Nominee”.

Yifan Liang has been serving as our Chief Financial Officer since August 2014 and Corporate Secretary since November 2013. Mr. Liang served as our Interim Chief Financial Officer from November 2013 to August 2014, our Chief Accounting Officer since October 2006, and our Assistant Corporate Secretary from November 2009 to November 2013. Mr. Liang joined our company in August 2004 as our Corporate Controller. Prior to joining us, Mr. Liang held various positions at PricewaterhouseCoopers LLP, or PwC, from 1995 to 2004, including Audit Manager in PwC's San Jose office. Mr. Liang received his B.S. in management information system from the People's University of China and M.A. in finance and accounting from the University of Alabama.

Stephen C. Chang has been serving as our Executive Vice President of Product Line Management since October 2019. Prior to that, he served in various management positions in our product line and marketing divisions, including Senior Vice President of Marketing, Vice President of the MOSFET Product Line and Senior Director of Product Marketing. Mr. Chang has over 20 years of industry experience and leads our Product Line Marketing with various managerial responsibilities, including new product introduction, product lifecycle management, business development, and business strategy. He received his B.S. in Electrical Engineering from University of California, Berkeley and M.B.A. from Santa Clara University.

Bing Xue, Ph.D., has been serving as our Senior Vice President of Worldwide Sales since November 2017 and Vice President of Global Sales since May 2015. Prior to that, Dr. Xue held various managerial positions in our company since 2003, including the Vice President of Worldwide Manufacturing from 2008 to 2012 and General Manager of China Operation from May 2005 to December 2007. Prior to joining us, Dr. Xue served as the Director of Engineering in Dowslake Microsystem from 2001 to 2003. Dr. Xue received his B.S. in Physics from Xiamen University, and Ph.D. in Physical Chemistry from University of Pennsylvania.

The Board of Directors recommends that shareholders vote “FOR” each of the above mentioned nominees.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD
Board of Directors

Our Bye-laws provide that our Board of Directors (the "Board") shall consist of not less than two directors. Our Board currently consists of seven (7) directors, which is also the maximum number of directors as determined and set by our shareholders previously in accordance with Bermuda corporate laws and our Bye-laws. Our Board is the decision-making body responsible for, among other things, determining policies and guidelines for our business. Our Board also supervises our executive officers and monitors their implementation of policies and guidelines established from time to time by the Board.

No shareholder has the contractual right to designate persons to be elected to our Board, and our Bye-laws provide that directors be elected upon a resolution passed at a duly convened shareholders meeting, to hold office for such term as the shareholders may determine or until their successors are appointed or elected in accordance with our Bye-laws. There is no age limit requirement for qualification to serve as a member of our Board. While stock ownership is not a required qualification for a director nominee, our Board has adopted stock ownership guidelines for executive officers and non-employee directors who are elected to serve on the Board of Directors.

We have determined that each of our directors, except for Dr. Mike F. Chang, our Chief Executive Officer, and Dr. Yueh-Se Ho, our Chief Operating Officer, is an “independent director” under the current corporate governance rules of the NASDAQ Global Select Market and applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Board Meetings and Committees; Annual Meeting Attendance

Our Board of Directors held six meetings during the fiscal year ended June 30, 2020, including regular scheduled meetings and special meetings called in connection with reviewing time-sensitive matters. During the fiscal year ended June 30, 2020, each director attended or participated in 100 percent (100%) of the aggregate of (i) the total number of meetings of the Board of Directors during the period for which he has been a director and (ii) the total number of meetings held by all committees of the Board on which the director served during fiscal year 2020.  All of our Board members attended our 2019 annual general meeting of shareholders.

Committees of the Board of Directors

We have three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. We believe that the composition of these committees meets the criteria for independence, and the functioning of these committees complies with, the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, the current rules of the NASDAQ Global Select Market and applicable SEC rules and regulations. The written charters for our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, and Special Committee are available at the Investor Relations section of our website at http://investor.aosmd.com/.  The contents of this website are not a part of the Proxy Statement.

Each committee has the composition and responsibilities described below:

Audit Committee

Our Audit Committee currently consists of Claudia Chen, Michael L. Pfeiffer and Michael J. Salameh.  The Audit Committee is chaired by Mr. Pfeiffer. Our Board of Directors has determined that Mr. Pfeiffer is an Audit Committee financial expert, as defined by the rules and regulations promulgated by the SEC.  Our Audit Committee held six meetings during fiscal year 2020. The Audit Committee's responsibilities include:

•	assisting our Board of Directors in its oversight of the integrity of our financial statements, risk management and internal control over financial reporting;

•
retaining and setting compensation of our independent registered public accounting firm (“independent auditors”), evaluating and monitoring its performance, and as appropriate, discharging our independent auditors;

•	reviewing and approving all audit and non-audit services of our independent auditors;

•	reviewing and discussing with management and our independent auditors our financial statements included in public filings;

•	discussing with our independent auditors significant financial reporting issues in connection with the preparation of our financial statements;

•resolving any disagreements between management and our independent auditors regarding financial reporting;

•overseeing our disclosure controls and procedures; and

•reviewing and approving related party transactions.

Compensation Committee

Our Compensation Committee currently consists of Dr. Lucas S. Chang, Dr. King Owyang and Michael J. Salameh. Our Compensation Committee is currently chaired by Mr. Salameh.  Our Compensation Committee held four meetings during fiscal year 2020. The Compensation Committee's responsibilities include:

•	establishing compensation arrangements and incentive goals for executive officers;

•	evaluating the performance of executive officers and awarding incentive compensation and adjusting compensation arrangements as appropriate;

•	reviewing and recommending actions to the Board of Directors with respect to the compensation of all directors;

•	administering our incentive and equity-based plans and programs and otherwise exercising the authority of the Board with respect to such plans and programs; and

•
reviewing and approving and, when appropriate, recommending to the Board for approval, any employment agreements and any severance arrangements or plans, including any benefits to be provided in connection with a change in control, for the Chief Executive Officer and other executive officers.

The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee retained the services of Compensia, Inc., a national compensation consulting firm ("Compensia") to provide advice and recommendations regarding the compensation of the Company’s executive officers and other senior officers and the compensation of our non-employee directors for fiscal year 2020. Compensia did not perform any services on behalf of management or the Company during that fiscal year.

The Compensation Committee has determined that Compensia is independent and that Compensia's work did not raise any conflict of interest. The Compensation Committee made such determination primarily on the basis of the six factors for assessing independence and identifying potential conflicts of interest that are set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934, as amended.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Dr. Lucas S. Chang, Claudia Chen and Dr. King Owyang.  The Nominating and Corporate Governance Committee is chaired by Dr. King Owyang. Our Nominating and Corporate Governance Committee held two meetings during fiscal year 2020. The Nominating and Corporate Governance Committee's responsibilities include:

•	recommending to the board of directors the composition and operations of the board;

•
identifying individuals qualified to serve as members of the board, and identifying and recommending that the board select the director nominees for the next annual meeting of shareholders and fill vacancies on the board;

•	recommending to the board the responsibilities of each board committee, the composition and operation of each board committee and the director nominees for assignment to each board committee; and

•	reviewing with the Board the Company’s management succession plans.

Special Litigation Committee

During the fiscal year ended June 30, 2020, the Board established a Special Litigation Committee (“Special Committee”) consisting of three independent directors for the purpose of managing and overseeing the ongoing government investigation relating to the Company’s compliance with export control regulations, as well as the class action lawsuit filed in March 2020 by the plaintiff relating to the Company’s disclosures of such government investigation. Members of the Special Committee are Lucas S. Chang, Mike Salameh and Claudia Chen, and Dr. Lucas S. Chang serves as the Chairman of the Special Committee.

Leadership Structure of the Board

Dr. Mike Chang is our Chief Executive Officer and Chairman of the Board of Directors. The Board combines the position of Chief Executive Officer and Chairman because it believes it is the most optimal and effective leadership structure but continues to monitor and review such structure from time to time. Dr. Chang has extensive knowledge of the power semiconductor industry and an in-depth understanding of our strategic initiatives and day-to-day operations, which make him well suited to set the agenda and lead the discussions at board meetings.  He also facilitates communications between the Board and management by ensuring a regular flow of information, thereby enhancing the Board's ability to make informed decisions on critical issues facing our company. In addition, the Board has appointed a lead independent director, Mr. Michael J. Salameh. The lead independent director presides over all executive sessions of independent directors and coordinates activities and communications between the management and independent directors. He also has the responsibility to serve as a liaison between independent directors and the Chairman, communicate with major shareholders as appropriate, and review and approve scheduling of Board meetings and executive sessions.

To ensure a strong independent Board of Directors, five (5) out of the total seven (7) members of our Board following the Annual Meeting will be non-employee and independent directors.  The Board of Directors holds executive sessions where only independent directors attend, and these executive sessions provide an effective method to perform oversight and advisory functions of the Board.  In addition, our Audit, Compensation and Nominating and Corporate Governance Committees consist solely of independent directors.  We believe that the board leadership described above is the best structure to lead us in the achievement of our goals and objectives and establishes an effective balance between management leadership and appropriate oversight by independent directors.

Oversight of Risk Management by the Board

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board administers this oversight function directly through the Board of Directors as a whole, through standing committees and ad-hoc committees of the Board that address risks inherent in their respective areas of oversight, as well as through our lead independent director. In particular, our Board of Directors is responsible for monitoring and assessing strategic and operational risk exposure, including risks associated with acquisition of significant assets, changes in business models, major corporate transactions and market conditions in the semiconductor industry.  Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee provides general oversight of our financial reporting, internal controls and audit functions. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and is primarily responsible for assessing the risks associated with corporate governance practices, the independence of our directors, and management succession plans. The Special Committee also assumes certain responsibilities in managing and overseeing the Company’s compliance processes relating to the government investigation.

Nominations for Election of Directors

Director Qualifications

The Nominating and Corporate Governance Committee utilizes a variety of criteria to evaluate the qualifications and skills necessary to serve as members of our Board of Directors. The Nominating and Corporate Governance Committee may assess character, judgment, diversity, business acumen, scientific expertise, familiarity with issues affecting the semiconductor industry and other backgrounds and attributes that are needed to help strengthen and balance the Board of Directors. Other qualifications will be determined on a case-by-case basis, depending on whether the Nominating and Corporate Governance Committee desires to fill a vacant seat or increase the size of the Board to add new directors.  In addition, while the Nominating and Corporate Governance Committee does not prescribe specific diversity standards, the Committee considers diversity in the context of the Board as a whole and takes into account the personal characteristics and experiences of current and prospective directors, as well as other traits and attributes, that reflect a broad range of perspectives and diverse backgrounds in the Board's decision making process.

Identification and Evaluation of Nominees for Directors

The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee assesses the appropriate size of the Board of Directors, and whether any vacancies on the Board of Directors are expected due to retirement or otherwise.  In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. In addition, the Board and the Nominating and Corporate Committee may form ad-hoc sub-committees to consider potential nominees and their qualification. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current members of the Board of Directors, executive officers, professional search firms, shareholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. The Nominating and Corporate Governance Committee recommends the director nominees to our Board of Directors for approval for election at each annual general meeting of shareholders. Under our Bye-Laws, any director appointed by our Board of Directors is subject to re-election by shareholders at our next annual general meeting of shareholders. The nominees for election at this annual general meeting were recommended and approved unanimously by members of our Nominating and Corporate Governance Committee and Board of Directors, respectively.

A shareholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee's consideration should submit the candidate's name and qualifications to our Corporate Secretary at our business office in the United States at 475 Oakmead Parkway, Sunnyvale, California 94085.  The Nominating and Corporate Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bye-laws and applicable U.S. federal securities laws.  Our Bye-laws require, among other things, an advance written notice of the nomination in writing of not less than sixty (60) nor more than one hundred and eighty (180) days from the date of the annual general meeting.  This notice must also include certain information relating to the nominee and the nominating shareholders, as described in more detail below in “Future Shareholder Proposals and Nominations for the 2021 Annual General Meeting.”

Shareholder Communication with our Board of Directors

Although we do not have a formal policy regarding communications with the Board of Directors, shareholders may communicate with the Board of Directors, including the independent directors, by sending a letter to Alpha and Omega Semiconductor Limited, Board of Directors, c/o Investor Relations, Alpha and Omega Semiconductor, Inc., 475 Oakmead Parkway, Sunnyvale, CA 94085.  Shareholders may also direct their submission to a particular member of the Board of Directors.

Code of Ethics

Our Board of Directors has adopted the Code of Business Conduct and Ethics that applies to members of senior management, including the Chief Executive Officer and Chief Financial Officer, as well as all other employees of the Company.  Our Code of Business Conduct and Ethics is publicly available on our website at https://investor.aosmd.com/corporate-governance/governance-documents/default.aspx. In the event that we make any amendments to or grant any waivers of, a provision of the Code of Ethics that applies to the principal executive officer, principal financial officer, or principal accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefore, on our website at www.aosmd.com, in the Investors section.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Our non-employee director compensation policy provides for the following cash and equity compensation:

Cash Retainer and Fees: Each non-employee director serving as a member of the Board at the beginning of the Company's fiscal year will receive an annual retainer of $40,000.  In addition, each non-employee director serving as the chairperson of a committee of the Board will receive an additional retainer as follows: Audit Committee - $25,000; Compensation Committee - $15,000; Nominating and Governance Committee - $15,000; and Special Committee - $75,000. Each non-employee director serving as a member of a committee of the Board will receive an additional retainer as follows: Audit Committee - $12,000; Compensation Committee - $7,500; Nominating and Governance Committee - $5,000; Lead

Independent director - $15,000; and Special Committee - $25,000. Non-employee directors will not receive any additional compensation for attending regular Board or committee meetings. However, with respect to special meetings of the Board or a committee, the Board shall determine whether such meetings will be eligible for payment of special fees, and if so, each non-employee director will receive $2,000 for a meeting attended in person and $1,000 for a meeting attended via teleconference.

Equity Grants: Each individual who is elected by the Company’s shareholders to serve as a non-employee director at the Company’s Annual Shareholders Meeting and each individual who is to continue to serve as a non-employee director following such meeting whether or not that individual is standing for re-election at that meeting, will be granted on the date of such meeting, an award of restricted stock units under the 2018 Omnibus Incentive Plan (the "Plan"). The number of shares subject to each such annual award will be determined by dividing $95,000 by the Average Per Share Price, up to a maximum of 10,000 shares. The Average Per Share Price for an award means the average closing price per common share over the 90 day-period immediately prior to the date of grant of the award. The award will vest in four (4) equal quarterly installments upon the non-employee director’s completion of each quarter of Board service following the grant date; provided, however, that if the Company’s Annual Shareholders Meeting for the year following the year of grant occurs prior to the end of the one-year period measured from the grant date, the last quarterly installment will become vested upon the date of such subsequent Annual Shareholders Meeting, provided, the Non-Employee Director continues in Board service until such date. The award (to the extent outstanding) will vest in full (i) upon the non-employee director’s termination of Board service by reason of death or permanent disability (as defined in the Plan) and (ii) immediately prior to the consummation of a Change in Control (as defined in the Plan). Shares that vest under a restricted stock unit award will be issued on the earlier of (i) the date of the Annual Shareholders Meeting that is coincident with or next following the applicable vesting date or (ii) the date of the non-employee director’s termination of Board service. Shares that vest upon a Change in Control will be issued as soon as practicable following the Change in Control.

Reimbursements: All non-employee directors receive reimbursement from the Company for their reasonable expenses of travel (including airfare and ground transportation) to and from meetings of the Board, and reasonable lodging and meal expenses.

Director Compensation for Fiscal Year 2020

The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during fiscal year 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Lucas S. Chang	90,000	92,863	182,863
Claudia Chen	49,519	92,863	142,382
King Owyang	62,500	92,863	155,363
Michael L. Pfeiffer	65,000	92,863	157,863
Michael J. Salameh	94,500	92,863	187,363

(1)
The dollar value shown represents the grant date fair value of the awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). The valuation assumptions used in determining such amounts are described in Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, as filed with the Securities and Exchange Commission on September 2, 2020. No stock option was granted to any non-employee director in fiscal year 2020. As of June 30, 2020, our non-employee directors held outstanding restricted stock units as follows:

Name	Number of Shares Subject to RSUs
Lucas S. Chang	3,809
Claudia Chen	3,809
King Owyang	3,809
Michael L. Pfeiffer	3,809
Michael J. Salameh	3,809

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee for fiscal year 2020 consisted of Dr. Lucas S. Chang and Dr. King Owyang and Michael J. Salameh.  None of our Compensation Committee members has been an officer or employee of us or our subsidiaries at any time. None of our executive officers serves on the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or our Compensation Committee.

PROPOSAL NO. 2
ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our shareholders are entitled to vote, on an advisory basis, to approve the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission.

We design our executive compensation program to implement our core objectives of attracting and retaining superior executive talent, ensuring executive compensation is substantially dependent on our financial performance and provides incentives for the attainment of our key strategic business objectives and aligning executives' incentives with the creation of shareholder value. The key elements of the compensation program that were in effect during the 2020 fiscal year for the Company's named executive officers are described in detail in the Compensation Discussion and Analysis section of this proxy statement.

The vote on this resolution is not intended to address any specific element of compensation; rather the vote relates to the compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the Securities and Exchange Commission.

Although this vote is advisory and the outcome is not binding on our Board of Directors, the annual views expressed by our shareholders, whether through this vote or otherwise, are important to us. As a result, the Board of Directors and the Compensation Committee will carefully review the results of this vote, and they will consider these results in making future decisions about our executive compensation programs and arrangements.

Resolution

The shareholders are being asked to approve by advisory vote the following resolution relating to the compensation of the named executive officers as described in this proxy statement:

“Resolved that the Company's shareholders hereby approve the compensation paid to the Company's executive officers named in the Summary Compensation Table of this proxy statement, as that compensation is disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion included in this proxy statement.”

Board Recommendation: The Board of Directors recommends that you vote FOR the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the Securities and Exchange Commission’s compensation disclosure rules.

PROPOSAL NO.3:
APPROVAL OF RESOLUTION FOR BOARD TO DETERMINE BOARD SIZE

Introduction

The Company is incorporated under the laws of Bermuda and thus subject to certain legal requirements under Bermuda corporate laws. Pursuant to applicable corporate laws of Bermuda and the Company’s Bye-laws, the Company’s shareholders have the right to fix the maximum number of directors on the Board, which can be changed only with shareholder approval. Prior to the Company’s initial public offering in 2009, shareholders of the Company adopted a resolution fixing the maximum number of directors on the Board at seven (7) directors, which remained until today. Accordingly, without additional shareholder approval, the Board is not able to increase the number of seats on the Board above seven (7) prior to shareholder vote. This Bermuda law requirement represents a different practice than a typical U.S. public company. For example, Delaware corporate laws permit a public company’s board of directors to increase or decrease the maximum number of directors by a resolution adopted by the board from time to time without shareholder approval. As described below, we are requesting shareholders to remove the imposition of maximum number of directors on the Board in order to permit the Board to determine the appropriate size of the Board and appoint new directors to fill casual vacancies.

Reasons for Resolution

This resolution is important to permit the Board to efficiently take corporate actions and respond to changes in laws and corporate governance requirements. The Board may be required to expand the size of the Board quickly in order to respond to certain events. If the Board is required to obtain shareholder approval each time such expansion is needed, such response will be delayed until the completion of the proxy solicitation process or the next annual meeting of shareholders, which will be time consuming and costly. Approval of this resolution will also provide the Board with the same flexibility and discretion to appoint directors prior to the annual meeting of shareholder as currently enjoyed by most U.S. public companies, bringing the corporate governance practice of the Company more in line with its peers.

This flexibility is also critical for the Company to comply with certain corporate governance requirements in a timely manner. For example, the Company operates in California and thus subject to the female director rules set forth in SB 826, which requires publicly traded companies in California to have certain number of female directors on the Board. Under SB 826, the Company is likely to be required add new female directors by the end of 2021 depending on the size of the Board at such time. The appointment of a female director can be done either by filling a vacancy or by adding a seat to the Board. Without the flexibility to increase the number of directors on the Board and appoint directors for casual vacancies, the Board will have difficulties with complying with SB 826 in a timely and efficient manner. In addition, as the Company’s business operations continue to grow and expand, the Board may consider increasing the size of the Board and appoint qualified candidates with relevant expertise or skills that better serve the changing interests of the Company. Approval of this resolution will allow the Board to act quickly and timely to recruit and appoint a director nominee on the Board without the delay of shareholder approval.

The vote on this resolution is not intended to precede or impact any particular matter to be approved by the Board of directors, but rather to remove the maximum number of directors that was set by the shareholders previously so that the Board has the discretion to add seats to the Board. Importantly, the fundamental right of shareholders to elect directors is not affected by this resolution. Following the approval of this resolution, any appointment of new directors by the Board to fill casual vacancies will be subject to election by shareholders at the next annual meeting or special meeting of shareholders, and shareholders continue to have the same right to elect director nominees at such meetings.

For these and other reasons, we are requesting the shareholders to vote and approve the following resolution (the “Resolution”):

RESOLVED: The Board of Directors of the Company shall not have a maximum number of permitted directors.

RESOLVED: The Board of Directors of the Company be and is hereby authorized to fill casual vacancies or to appoint additional directors from time to time.

Required Vote
Provided a quorum is present, the affirmative vote of holders of a majority of the votes cast in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Resolution. Should such approval not be obtained, then the maximum number of directors on the Board of Directors shall remain unchanged at seven (7) and shareholders shall retain the right to set the maximum number of directors on the Board of Directors.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL 3 IS IN OUR BEST INTERESTS AND IN THE BEST INTERESTS OF OUR SHAREHOLDERS AND RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE RESOLUTION.

UNLESS OTHERWISE INDICATED THEREON, THE ACCOMPANYING PROXY WILL BE VOTED FOR APPROVAL OF THE RESOLUTION. YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE RESOLUTION.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The following is a discussion and analysis of the compensation arrangements that were in effect for the fiscal year ended June 30, 2020 for the named executive officers identified in the Summary Compensation Table that follows. This discussion should be read together with that table and the other compensation tables and related disclosures that follow.

Fiscal Year 2020 Business and Financial Highlights

During the fiscal year ended June 30, 2020, the Company achieved several important financial, business and operational milestones, including the following:

•
Record high annual revenue of $465 million, which represented a 3% year-over-year growth even though two of the four quarters were impacted by the COVID-19 pandemic, as the Company was able to take advantage of new market opportunities to offset some of the negative impact of COVID-19 pandemic on the Company’s operations;

•	Record high quarterly revenue in the fourth quarter of fiscal year 2020 capped a solid fiscal year;

•
The Chongqing joint venture had been ramping up its production and achieved a positive EBITDAS in the fourth quarter of fiscal year 2020, notwithstanding the delay of ramp-up timeline due to the COVID-19 pandemic; and

•	Developed 160 new products and continued the diversification strategy by penetrating into new brand-name customers and expanding serviceable available market.

Compensation Philosophy and Objectives

Our philosophy is to provide our named executive officers with compensation that will motivate and retain them, provide them with meaningful incentives to achieve and exceed short-term and long-term corporate objectives set by our Compensation Committee, and align their long-term interests with those of our shareholders.

Based on this philosophy, the compensation programs for our named executive officers are designed to achieve the following primary objectives:

•	establish a compensation structure that is competitive enough to attract, retain and motivate outstanding executive talent;

•
ensure that any cash incentive compensation programs for our named executive officers are aligned with our corporate strategies and business objectives by tying the potential payouts under such programs to the achievement of key strategic, financial and operational goals; and

•	utilize long-term equity awards to further link pay to performance, align interests between our named executive officers and shareholders and promote retention.
Executive Compensation Practices
We strive to maintain sound governance standards and compensation practices and have incorporated many best practices into our 2020 compensation programs, including the following:

WHAT WE DO
• Use performance-based annual and long-term incentives to align our executive pay with performance	• Maintain a clawback policy
• Make payouts under our annual bonus plan only if threshold Company performance is met	• Hold an annual “say-on-pay” advisory vote
• Use multi-year vesting periods for our equity awards	• Maintain a share ownership policy for our executive officers and Board members
• Set challenging performance objectives for our performance-based equity awards and annual bonus	• Maintain an independent compensation committee
• Include caps on individual payouts in short- and long-term incentive plans

WHAT WE DON’T DO
X Offer contracts with multi-year guaranteed salary or bonus increases	X Offer guaranteed retirement benefits or non-qualified deferred compensation plans
X Provide tax gross-ups	X Provide excessive perquisites
X Time the release of material non-public information to affect the value of executive compensation

Recent Changes to Executive Compensation Practices
COVID-19 and Impact on Executive Compensation

In March 2016, the Company executed an agreement with two strategic investment funds owned by the Municipality of Chongqing, China to form a joint venture (the “JV Company”) to build a new semiconductor manufacturing facility with a 12-inch wafer fab that will enable the Company to develop state-of-the-art and cutting-edge products, and since then has been ramping up its activities. The JV Company, including the successful development and operation of the new 12-inch fab, is a key component of the Company’s long-term business and growth strategies. The Company expects that a fully ramped-up and utilized fab at the JV Company will deliver significant cost savings, enhance the Company’s market position, diversify product offerings, and drive improvements in working capital and capital expenditures. The Company initially expected the JV Company to reach Phase 1 target run rate in the September quarter of 2020.

Since the onset of the global COVID-19 pandemic and related events in early 2020, however, the Company has experienced significant operational difficulties due to shifting market and customer demand, delays in sales and design-in activities, supply chain and logistical challenges, and limitations in international travel and communications, which have slowed the JV Company’s ramp-up activities. Accordingly, the Company recently announced that the initial production ramp-up timeline for the JV Company has been delayed and it is now expecting to reach the Phase 1 target run rate during the September quarter of calendar year 2021. Achieving this target run rate is critical to increasing significantly the Company’s production capacity to meet additional customer demand, which would have a positive impact on the Company’s revenues and earnings, and ultimately its stock price.

Market Performance-based Restricted Share Unit Awards

As described in our definitive proxy statement dated October 7, 2019 (the “2019 Proxy”), on July 1, 2018, the Compensation Committee approved a special one-time grant of market performance-based awards in the form of restricted share units (“MSUs”) that are intended to incentivize our executive officers to execute on our long-term business and growth strategies, including the construction and ramp-up activities of the 12-inch fabrication facility at the JV Company. The shares of our common stock subject to the MSUs are to be earned based on our stock price performance (as measured against four pre-established ascending stock price targets) over a three-year period commencing on January 1, 2019 and ending on December 31, 2021 (the “MSU Performance Period”) and our revenue achieved in calendar year 2021. The earned awards are subject to a further four-year service-based vesting requirement commencing on January 1, 2022 and ending on December 31, 2025 (the “MSU Service Period”). Accordingly, there is a seven-year combined performance-based and service-based vesting period applicable to each award.

The number of shares that may be earned (if any) is to be determined upon completion of the MSU Performance Period based on the highest average price of our common stock for any period of 20 consecutive trading days attained during the MSU Performance Period, subject to a multiplier based on our actual revenue achievement for calendar year 2021. The number of earned shares will then be subject to vesting in a series of four equal annual installments subject to an executive officer’s completion of each year of service over the MSU Service Period. At the time the MSUs were granted, the stock price targets and revenue hurdle were set at “stretch” levels that were considered very challenging but which the Compensation Committee believed were achievable and, if achieved, would generate significant value for our shareholders. As of the date of grant of the MSUs, the stock price was $14.34 and as of September 15, 2020, the stock price was $12.62. From July 1, 2019 to September 15, 2020, the high and low trading price of the Company’s common shares were $5.88 and $14.76.

As described above, the JV Company and its 12-inch fabrication facility is a key component of the Company’s long-term business and growth strategies, and the performance period under the MSUs reflected the expectation at the time that the facility would reach Phase 1 target run rate in the September quarter of 2020. For the reasons described above, the JV Company’s production ramp-up activities for the 12-inch fabrication facility have been delayed are now expected to reach Phase 1 target run rate in the September quarter of calendar year 2021, which is one year later than what was anticipated at the time the awards were granted. The Compensation Committee believes that this delay will make it virtually impossible for the Company to meet any of the original stock price targets within the MSU Performance Period.

In order to continue to incentivize our executive officers to attain the Company’s business objectives for the JV Company and to further our retention objectives and after consultation with Compensia, effective as of August 31, 2020, the Compensation Committee approved the modification of the MSU, to

•
extend the MSU Performance Period from three years to four years so that the MSU Performance Period will be the period commencing January 1, 2019 and ending December 31, 2022 (instead of ending December 31, 2021) and measure revenue for calendar year 2022 (instead of calendar year 2021); and

•
change the start of the four-year MSU Service Period so that it will be the period commencing January 1, 2023 and ending December 31, 2026 (instead of commencing January 1, 2022 and ending December 31, 2025).

Given the unexpected impact of COVID-19 pandemic on the JV Company’s business plan and production ramp-up timeline, and the fact that such event was outside the control of our executive officers, the Compensation Committee believes it is reasonable to extend the MSU Performance Period for the share price targets by one year to the end of 2022 and the revenue measurement period to 2022. Although the performance period is being extended to account for changes caused by COVID-19, the Company remains committed to the original goals set and that the goals themselves are not being adjusted. The Compensation Committee also believes that the awards, with the revised performance period, will continue to incentivize and encourage our executive officers to focus on our long-term growth strategies and the creation of sustainable shareholder value, while ensuring a renewed commitment from our executive officers to implement the Company’s strategic plan under a more realistic timeline during this period of economic and business uncertainty.

The 2019 Proxy indicated that the Compensation Committee does not plan to grant similar market performance shares awards to existing executive officers for the next 3 years. Given the amendments described above, the Compensation Committee has extended this period by one year, meaning that it does not plan to grant similar market performance share awards to existing executive officers for the next 3 years.

Fiscal Year 2021 Compensation

In light of the uncertainty associated with the COVID-19 pandemic, the Compensation Committee made certain modifications in setting the executive compensation program for fiscal year 2021. In making these changes, the Compensation Committee considered the need to retain and appropriately incentivize executive officers to focus on the Company’s long-term growth strategies during a period of economic challenges and uncertainty while at the same time reducing the Company’s expenses to preserve liquidity.

The Compensation Committee determined there would be no base salary merit increases for executives for fiscal year 2021. Therefore all named executive officer base salaries remained unchanged from fiscal year 2020. The Compensation Committee also delayed adoption of the calendar year 2020 executive incentives bonus plan until August 12, 2020 to allow for the impact of the COVID-19 pandemic to be more fully understood. Under the 2020 bonus plan, the performance goals are comprised of a range of non-GAAP earnings per share and revenue for calendar year 2020. The Compensation Committee reduced the target opportunity under the plan by 50% compared to the 2019 plan and capped the payout at target so that the actual amount of the award earned by an executive officer will range from 25% to 50% of annual base salary for our chief executive officer and from 15% to 30% of annual base salary for our other executive officers depending on the level of attainment of the performance goals.

Time-based and performance-based share awards were made in February 2020 in accordance with our normal equity grant practice. Equity awards for fiscal year 2021 are expected to be granted in March 2021 depending on the business circumstances at that time.

The Compensation Committee will continue to evaluate our executive compensation program and consider adjustments in order to account for the effects of the COVID-19 pandemic while ensuring that we continue to incentivize our named executive officers to work towards the Company’s growth strategies and the creation of shareholder value.

Impact of 2019 Say-on-Pay Vote

Each year, our Compensation Committee considers the outcome of the annual shareholder advisory vote when making decisions relating to the compensation of our named executive officers and our executive compensation programs and policies. We held our last vote in 2019 and approximately 80.4% of the total votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company’s proxy statement dated October 7, 2019. Based on that high level of shareholder approval, the Compensation Committee decided not to make any material changes to the Company’s compensation philosophies, policies and practices for the fiscal year 2020 compensation of the named executive officers.
The Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation and other relevant market developments affecting executive officer compensation in order to determine whether any subsequent changes to the Company’s executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes or to address market developments.

Compensation Decision-Making Process

The Compensation Committee meets on a regular schedule throughout the year to manage our compensation programs.  The Compensation Committee reviews the principal components of compensation for our executive officers on an annual basis, typically at its first meeting in the calendar year.  As part of that review process, the Compensation Committee reviews and may adjust the base salaries of our named executive officers.  The Compensation Committee also establishes the cash bonus plan for the year and determines the cash bonuses payable to our named executive officers for the preceding year based on achievement of the pre-specified performance goals for that prior year and grants equity awards to our named executive officers to ensure their interests are aligned with shareholders and for retention.

In setting executive compensation, the Compensation Committee takes into account a number of factors, including the nature and scope of the named executive officer's responsibilities, his or her individual performance level and contribution to the achievement of our corporate objectives, the experience level of the executive, the recommendations of our Chief Executive Officer for each individual's compensation package (other than his own) and the compensation trends in the industry.

Role of Compensation Consultant. The Compensation Committee retained Compensia to advise the committee on the compensation for executive officers and other senior officers for fiscal year 2020. Each year, Compensia assists the Compensation Committee to develop a peer group that represents companies that are comparable in size to the Company. The peer group is used primarily in connection with a review of competitive compensation for our chief executive officer and chief financial officer. Compensia also provides Radford survey data for companies with revenues comparable to the Company for all officers. In November 2019, Compensia proposed and the Compensation Committee accepted a revised peer group of companies to remove two companies that were no longer publicly traded and add Ambarella and Magnachip Semiconductor. The peer group for fiscal year 2020 was comprised of the following companies:

Ambarella	Lattice Semiconductor	Monolithic Power Systems
Diodes	M/A-COM Technology Solution	NeoPhotonics
DSP Group	Magnachip Semiconductor	Power Integrations
Inphi	Maxlinear	Semtech

In January 2020, Compensia provided the Compensation Committee with compensation data based on the peer group companies for our chief executive officer and our chief financial officer. With respect to all officer, Compensia provided Radford survey data weighted 70% for companies with revenues in the range of $200 million to $500 million and 30% for companies with revenues in the range of $500 million to $1 billion. Compensia also provided an analysis with respect to market positioning and the cost to bring the compensation of our executive officers to various levels of market. A similar report was provided in 2019.

Our Compensation Committee reviewed and considered the 2019 report and analysis in connection with establishing base salary and bonus potential for fiscal year 2020 and the 2020 report and analysis in connection with establishing equity awards for fiscal year 2020 but in both cases relied on its own judgment and experience in establishing and adjusting executive compensation for fiscal year 2020.

For a discussion of the specific responsibilities of our Compensation Committee, see "Board of Directors and Committees of the Board - Committees of the Board of Directors - Compensation Committee” above.

Role of Management.  Our Chief Executive Officer, with input from our Vice President of Human Resources, provides our Compensation Committee with his recommendations as to the base salary, cash bonus potential and long-term equity incentive award for each of our named executive officers other than himself based on that officer's level of responsibility, individual performance and contribution to the attainment of our strategic corporate objectives and market data. Our Compensation Committee takes the Chief Executive Officer's recommendations into consideration in setting named executive officer compensation, but retains complete discretionary authority to make all compensation-related decisions for our named executive officers.  Our Compensation Committee makes its compensation decisions with respect to the Chief Executive Officer on the basis of relevant market data furnished by Compensia and its subjective assessment of his individual performance and contributions to our overall corporate performance. Any decisions regarding our Chief Executive Officer's compensation are made without him present.

Compensation Structure

Elements of Compensation

We utilize three main components in structuring compensation programs for our named executive officers:

•
Base salary, which is the only fixed compensation element in our executive compensation program and is primarily used to recruit and retain executive talent and provide an element of economic security from year to year;

•	Performance-based cash bonuses that are primarily designed to reward achievement of short-term financial and operational goals; and

•	Equity incentive awards designed to ensure long-term retention of our executive talent and align their interests with those of our shareholders.

We further align the interests of our executives and those of our shareholders and the long-term interests of the Company through our stock ownership requirements.

We view each component of compensation as related but distinct. It is the practice of our Compensation Committee to allocate a substantial portion of each named executive officer's total compensation to performance and long-term incentive compensation as a result of the philosophy described above. There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, and there are no pre-established ratios between the compensation of our Chief Executive Officer and that of the other named executive officers. Instead, our Compensation Committee determines the compensation of each named executive officer based on its review of the market data provided by Compensia, its subjective analysis of that individual's performance and contribution to our financial performance and the other factors identified in the Compensation Decision-Making Process section above to determine the appropriate level and balance of total compensation.  We believe that this approach allows us to tailor compensation for each named executive officer to attract, retain and motivate that executive officer within the parameters of our compensation philosophy.

Base Salaries

Base salaries are set at levels that are intended to recognize the experience, skills, knowledge and responsibilities required of all our named executive officers.  Each named executive officer's base salary level is typically reviewed on an annual basis and adjustments may be made to the individual's base salary on the basis of his or her level of performance, the overall performance of the Company and the various compensation trends in our industry.

In February 2019, the Compensation Committee approved salary adjustments over the fiscal year 2019 salaries of 3% for each of Messrs. Mike F. Chang, Stephen C. Chang and Bing Xue, 5.8% for Mr. Yifan Liang in an effort to bring his base salary closer to the market and 9.5% for Mr. Yueh-Se Ho to recognize the increased scope of his responsibilities. The base salaries for Messrs. Stephen C. Chang and Bing Xue were subsequently adjusted in October 2019 in connection with their appointments as executive officers of the Company. The base salaries for the named executive officers effective July 1, 2019 were as follows:

Named Executive Officer	Annual Base Salary
Mike F. Chang	$467,352
Yifan Liang	$340,000
Yueh-Se Ho	$340,000
Stephen C. Chang*	$267,800
Bing Xue*	$267,800
* The base salaries for Messrs. Chang and Xue were increased to $295,000 in October 2019.

Performance-Based Bonuses

Our named executive officers are eligible to receive a bonus under our annual Executive Incentive Plan.  Each year, our Compensation Committee establishes the performance objectives to be attained and the target bonuses payable based on the level of attainment of the specified goals.  The bonus is determined on a calendar year basis with performance goals based on the Company’s annual operating plan which is established on a calendar year basis.

In February 2019, the Compensation Committee established the Executive Incentive Plan for calendar year 2019. The aggregate amount of the award was to be determined based on the level of attainment of a range of non-GAAP earnings per share ("EPS") goal from $1.21 at threshold bonus, $1.41 at target bonus and $1.71 at maximum bonus. The revenue multiplier ranged from 0.8 at threshold revenue of $501 million, 1.0 at target revenue of $521 million and 1.1 at maximum revenue of $531 million. The specified minimum amount of each of the operating income and revenue goals had to be achieved before payment of an award under the plan was earned.

The Compensation Committee believes that the EPS and revenue goals are the appropriate criteria for our performance based compensation because they focus our executives on key goals for the success of our business. The revenue goal relates to the importance of growing the Company’s total revenues which is an important measure of success in our competitive industry and is helpful in showing the marketplace that our business has the size and scale required to serve large customers. The EPS goal ties to our corporate emphasis on increasing shareholder value through the improvement of the Company’s earnings per share. For these reasons, the same criteria are used for our performance-based restricted stock unit awards which have a 4-year service requirement for vesting thus requiring sustained performance to achieve meaningful value from the awards and providing more retention value.

The actual aggregate amount of the award earned by a named executive officer for the year ranged from $0 to the maximum amount established for that officer (as a percentage of base salary at the time of payment as specified below) depending on the level of attainment of the performance goals. The amount of any earned bonus award was payable in cash and/or our common shares as determined by the Compensation Committee.

The threshold, target and maximum bonuses payable to each of our named executive officers for calendar year 2019 based on level of attainment of the performance goals were as follows:

	Threshold Bonus	Target Bonus	Maximum Bonus
Named Executive Officer	% of Base Salary	% of Base Salary	% of Base Salary
Mike F. Chang	20%	100%	220%
Yifan Liang	12%	60%	132%
Yueh-Se Ho	12%	60%	132%
Stephen C. Chang	12%	60%	132%
Bing Xue	12%	60%	132%

Based on the actual performance results of non-GAAP EPS of $1.06 and revenue of $456.6 million for calendar year 2019, the Compensation Committee determined that no bonuses were earned for calendar year 2019.

Equity Incentive Awards

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers and providing an inducement for long-term retention. Equity compensation represents a significant component of the total compensation package we provide to each of our named executive officers.  We believe this weighting is appropriate because it aligns the interests of our named executive officers with those of our shareholders and focuses their attention on the creation of shareholder value in the form of stock price appreciation. The Compensation Committee may use both stock options and restricted stock units as part of the Company’s long-term incentive program for named executive officers although in recent years, only restricted stock units have been awarded to the named executive officers. The Company believes that there are several advantages of using restricted stock units including ongoing concerns over the dilutive effect of option grants on the Company’s outstanding shares, the Company’s desire to have a more direct correlation between the compensation expense it must record for financial accounting purposes and the actual value delivered to executive officers, and the fact that the incentive and retention value of a restricted stock unit award is less affected by market volatility than stock options.

Starting with fiscal year 2017, the Compensation Committee introduced performance-based restricted stock units that vest based on the level of attainment of Company performance goals.  The Compensation Committee believes that including performance-based restricted stock units as part of our equity-based compensation program strengthens focus on the Company’s financial performance and shareholder value creation and in 2018 significantly increased the relative portion of executive officers’ equity awards granted in the form of performance-based restricted stock units. In 2019, the Compensation Committee added market performance restricted stock units that vest based on our long-term stock price performance with a multiplier based on revenue growth and therefore further focus our executives on long-term stock price appreciation.

Our Compensation Committee reviews our equity compensation program annually and may, at its discretion, grant additional equity awards to existing named executive officers consistent with our named executive officer compensation objectives.  In determining the size of those additional grants, our Compensation Committee typically takes into account the recommendations of our Chief Executive Officer, data provided by (and recommendation of) Compensia and its own subjective assessment of the named executive officer’s performance and the retention value of his or her existing equity awards.

Any stock options granted to our employees, including executive officers, and to our directors are granted with a per share exercise price equal to the closing price of our common shares on the date of grant as reported on the NASDAQ Global Select Market.

A subcommittee comprised of our Chief Executive Officer and Chief Financial Officer is authorized to grant options and restricted stock unit awards to newly-hired employees, other than executive officers, within prescribed limits specified by position and location of the employee pursuant to authority delegated to the subcommittee by the Board of Directors.  These grants are generally made on the 15th day of each month.

The awards granted to our named executive officers in 2019 and previously granted awards that vested in 2019 are summarized below. For more information concerning the awards we granted to our named executive officers in 2020, please see “Grants of Plan-Based Awards 2020” below.

March 2020 Grants: On February 27, 2020, the Compensation Committee authorized, effective as of March 16, 2020, the grant of restricted stock units to each of our named executive officers for the number of our common shares allocated between time-based restricted stock units and performance-based restricted stock units as indicated below.

Named Executive Officer	Time-Based Restricted Stock Units (Shares)	Performance -Based Restricted Stock Unit (Target Shares)
Mike F. Chang	70,000	70,000

Yifan Liang	17,500	17,500

Yueh-Se Ho	17,500	17,500

Stephen C. Chang	12,000	12,000

Bing Xue	12,000	12,000

Each time-based restricted stock unit entitles the holder to receive one common share following vesting. Each such award will vest with respect to 25% of the units annually upon the participant’s completion of each year of service over the four-year period measured from March 15, 2020. Each performance-based restricted stock unit award will vest based on the level of attainment of specified non-GAAP earnings per share and revenue goals over the period January 1, 2020 to December 31, 2020 and the participant’s continued service over a four-year period measured from March 15, 2020.

March 2019 Grants: On February 27, 2019, the Compensation Committee authorized, effective as of March 15, 2019, the grant of restricted stock units to each of our named executive officers for the number of our common shares allocated between time-based restricted stock units and performance-based restricted stock units as indicated below.

Named Executive Officer	Time-Based Restricted Stock Units (Shares)	Performance -Based Restricted Stock Unit (Target Shares)
Mike F. Chang	50,000	90,000

Yifan Liang	13,000	22,000

Yueh-Se Ho	13,000	22,000

Stephen C. Chang	9,000	15,000

Bing Xue	9,000	15,000
Each time-based restricted stock unit entitles the holder to receive one common share following vesting. Each such award will vest with respect to 25% of the units annually upon the participant’s completion of each year of service over the four-year period measured from March 15, 2019. Accordingly, the time-based award vested with respect to 25% of the units on March 15, 2020.

Each performance-based restricted stock unit award was to vest based on the level of attainment of specified non-GAAP earnings per share and revenue goals over the period January 1, 2019 to December 31, 2019 and the participant’s continued service over a four-year period measured from March 15, 2019. The applicable performance conditions were (i) non-GAAP earnings per share of at least $0.81 per share as the qualifying criterion which if not met would let to the award vesting at 0% (regardless of level of attainment of revenues) and (ii) increase in the Company’s revenue over the threshold revenue of $465 million up to a maximum revenue of $500 million with a range of payout based on actual increase in revenue and earnings per share. In February 2020, based on revenue for the performance period of $456.6 million and non-GAAP earnings per share of $1.06 per share, the Compensation Committee determined that the performance-based restricted stock unit awards were not earned. Accordingly, the performance-based awards were forfeited without any payments.

Termination and Change in Control Benefits

We have entered into an employment agreement with our Chief Executive Officer which sets forth certain terms and conditions governing his period of continued employment with us including certain benefits to which he would become entitled were his employment to be terminated involuntarily.  In addition, we have entered into retention agreements with Messrs. Liang and Ho pursuant to which such officers are entitled to certain severance benefits upon an involuntary termination of employment.  The employment agreement and retention agreements are summarized below in the section of this proxy entitled

“Agreements Regarding Employment, Change in Control and Termination of Employment”.

Pursuant to his employment agreement, Dr. Mike Chang's severance will depend upon whether the involuntary termination occurs in connection with a change in control.  If his employment is terminated by the Company (without cause) or he resigns for good reason within 12 months following a change in control, Dr. Mike Chang will be entitled to (i) continued payment of base salary and health care coverage for a period of 24 months and (ii) full vesting acceleration of his outstanding equity awards.  In the case of such involuntary termination other than during the 12 months following a change in control, he will be entitled to continued payment of base salary and health care coverage for a period of 12 months and no accelerated vesting of his outstanding unvested equity awards.

Under the retention agreements, the named executive officer's severance will depend upon whether the involuntary termination occurs in connection with a change in control.  If such officer's employment is terminated by the Company (without cause) or he resigns for good reason within 12 months following a change in control, he will be entitled to (i) continued payment of base salary and health care coverage for a period of 6 months and (ii) vesting acceleration of his outstanding equity awards with respect to that number of shares in which he would have vested had he remained employed for an additional 12 months.  In the case of such involuntary termination other than during the 12 months following a change in control, he will be entitled to continued payment of base salary and health care coverage for a period of 6 months and no accelerated vesting of his outstanding unvested equity awards.

The severance benefits that we have provided in connection with a change in control situation are designed to serve two primary purposes: (i) encourage our named executive officers to remain our employee in the event of an actual or potential change in control transaction and (ii) align the interests of the named executive officers with those of the shareholders by enabling the named executive officers to consider acquisition transactions that are in the best interests of the shareholders and provide opportunities for the creation of substantial shareholder value without undue concern over whether those transactions may jeopardize their employment or their existing compensation arrangements.  Our Compensation Committee also believes that the severance benefits payable on an involuntary termination in the absence of a change in ownership serve as an important recruitment and retention tool that allows us to remain competitive in attracting and retaining executive talent.

Pursuant to the terms of our equity plans, outstanding options and time-based restricted stock units awards held by our named executive officers and our other employees will accelerate upon a change in control unless those options or awards are assumed, replaced or otherwise continued by the acquiring entity. The performance-based restricted stock units awards will convert into the right to receive 50% of the target number of shares or the actual number of shares based on level of attainment of performance goals depending on when the change in control occurs and will be paid out at the time of accelerated upon the change in control unless those awards are assumed, replaced or otherwise continued by the acquiring entity. If a change in control occurs during the MSU Performance Period, then the number of performance qualified shares under the market performance restricted stock units will be determined at the time of the change in control based on performance to date (but without regard to the revenue attainment if the change in control occurs prior to April 1, 2021) and then will be paid out at the time of the change in control unless the awards are assumed, replaced or otherwise continued by the acquiring entity. If a change in control occurs after completion of the MSU Performance Period, the performance qualified shares will be paid out at the time of the change in control unless those awards are assumed, replaced or otherwise continued by the acquiring entity, Any awards that are assumed, replaced or otherwise continued will continue to vest over the service period for the award subject to accelerated vesting of the market performance stock unit awards upon the executive officer’s involuntary termination within 18 months following the change in control. The Compensation Committee believes that accelerated vesting under such a limited circumstance is appropriate because it protects a significant component of the named executive officer's total compensation in the event those options and awards would otherwise terminate in the acquisition or upon a subsequent involuntary termination and allows our named executive officers to remain focused on the Company's business without undue concern over this significant component of their compensation package should the Company become an acquisition target in a transaction in which the outstanding equity awards would not be assumed or replaced or following which the named executive officer may be terminated.

Our severance and change of control provisions for the named executive officers are discussed in more detail in "Potential Payments upon Termination or Change in Control" below.

Benefits and Other Compensation

We maintain broad-based employee benefit plans, which are provided to all eligible employees, including our named executive officers.  These plans provide group medical and dental coverage, life insurance, disability insurance, flexible spending accounts and a 401(k) savings program for our employees based in the United States.  We also offer bonuses for patented inventions, authoring technical articles and making technical presentations at major symposiums; our named executive officers are eligible to receive bonuses under these programs on the same basis as our other employees.

We believe these benefits are consistent with the benefits offered by companies with which we compete for employees and are necessary to attract and retain qualified employees.

Perquisites

We believe that cash and equity compensation are the key components needed to attract and retain our executive management.  As a result, we do not provide any substantial perquisites to our named executive officers.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors. Under these guidelines, each executive officer is required to own shares with a value equal to a specified multiple of his or her annual base salary and each non-employee member of our Board of Directors is required to own shares with a value equal to a specified multiple of his or her annual cash retainer as follows:

Position	Specified Multiple

Chief Executive Officer	Three times base salary

Other Executive Officer	One times base salary

Board Member	Three times annual retainer

Shares that count towards satisfaction of the guidelines include shares beneficially owned by the individual or immediate family members, shares held in trust for the benefit of the individual or immediate family members and deferred shares subject to vested restricted stock units or performance share units and other vested equity awards. Unvested restricted stock units, unvested performance units or restricted shares, and unexercised stock options do not count towards satisfaction of the guidelines.

Our executive officers and the non-employee members of our Board of Directors are required to meet these ownership requirements within five years of the later of (1) May 3, 2018 (the date of adoption of the guidelines) or (2) becoming an executive officer or non-employee member of our Board of Directors, as applicable. The Compensation Committee believes that this stock ownership aligns the financial interests of our executive officers with those of our shareholders.

The following table shows each named executive officer's and each Board member’s stock ownership as of June 30, 2020:

	Security Ownership ($) (1)	Security Ownership Guideline ($) (2)
Executive Officers:
Mike F. Chang	46,551,135	1,402,056
Yifan Liang	864,895	340,000
Yueh-Se Ho	3,026,196	340,000
Stephen C. Chang	2,375,779	295,000
Bing Xue	162,841	295,000

Board Members:
Lucas S. Chang	240,089	382,500
Claudia Chen	41,442	246,000
King Owyang	366,536	187,500
Michael L. Pfeiffer	366,536	195,000
Michael J. Salameh	589,141	321,000

(1) This amount is calculated by multiplying (i) the sum of the Company’s common shares actually owned by (ii) $10.88, the closing selling price of the common shares on June 30, 2020.

(2) This amount is equal to three times the base salary in effect for Mr. Mike Chang for the 2020 fiscal year, one times the base salary in effect for the other named executive officers for such year and three times the annual retainer for the non-employee Board members for such year.

Clawback Policy

We have adopted the Executive Compensation Clawback Policy which applies to all equity and/or cash incentive plans, and allows the Company to recover incentive compensation from current or former executive officers in the event that a financial statement used as the basis of calculating awards under an incentive plan is required to be restated and the covered individual engaged in intentional misconduct which materially contributed to the need for such restatement. The clawback will apply to incentive compensation that was awarded, vested and/or paid during the three-year period prior to the date the Company is required to prepare the restatement with the amount of the clawback to be calculated as the portion of incentive compensation which exceeds what would have been paid with the restatement.

Risk Assessment

The Compensation Committee believes the various components of the total compensation package of our named executive officers, as discussed above, are appropriately balanced so as to avoid any excessive risk taking by such individuals. Factors considered by the Compensation Committee include:

•	Our executive compensation program reflects an appropriate mix of compensation elements and balances annual and long-term performance objectives and cash and equity compensation.

•	A significant portion of our executive compensation program is performance-based and aligned with the long-term interests of our shareholders.

•	We use a combination of performance metrics that are consistent with our business objectives and correlate to long-term shareholder value.

•	Our performance goals are set at levels that we believe are reasonable in light of past performance and market conditions.

•
Long-term equity awards tied to the market price of our common shares represent a significant component of executive officer compensation and promote a commonality of interest between the executive officers and our shareholders in increasing shareholder value.

•
The use of restricted stock units which provide varying levels of compensation as the market price of the Company’s common shares fluctuates over time mitigates the potential risk that stock options pose in encouraging risk taking in the short term and are less likely to contribute to excessive risk taking.  Furthermore, our equity awards are comprised of time-based and performance-based awards that vest, if at all, over a period of years, and that vesting element encourages the award recipients to focus on sustaining our long-term performance.

•
Under the annual executive incentive bonus program, an individual target bonus amount is established for each named executive officer at each level of potential goal attainment.  Accordingly, at all levels of performance goal attainment, there are limits in place for the potential bonus payout.  In addition, a maximum bonus amount is established for each participant such that no participant may earn more than a fixed percentage of his base salary.

•
Our share ownership guidelines require our named executive officers to hold a significant level of our common shares so that each executive has personal wealth tied to the long-term success of the company and is thereby aligned with shareholders’ interest.

Accordingly, our overall compensation structure is not overly-weighted toward short-term incentives, and the Compensation Committee has taken what it believes are reasonable steps to protect against the potential of disproportionately large short-term incentives that might encourage excessive risk taking.

Internal Revenue Code Section 162(m)

For years prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed a federal income tax deduction for publicly-traded companies such as the Company for compensation paid to the Chief Executive Officer and the three other highest paid executive officers (other than the principal financial officer) to the extent that such compensation exceeds $1 million per officer in any one year and does not otherwise qualify as performance-based compensation.

The exemption for qualified performance-based compensation has been repealed and the class of affected executives has been expanded effective for taxable years beginning after December 31, 2017 such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualified for transition relief applicable to certain arrangements in place as of November 2, 2017. Because of the uncertainties as to the scope and application of the transition relief, no assurances can be given that compensation intended to satisfy the requirements for exemption under Section 162(m) will in fact be fully deductible.

Our Compensation Committee may continue to provide one or more named executive officers with the opportunity to earn incentive compensation, whether through cash incentive programs or equity incentive programs, which may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code.

Summary Compensation Table

The following table provides information regarding the compensation paid during our fiscal year ended June 30, 2020 to our principal executive officer, the individual who served as our principal financial officer and our two other executive officers with aggregate compensation in excess of $100,000.  We refer to these individuals as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Mike F. Chang	2020	467,090	1,030,400	—	2,861	1,500,351
Chairman of the Board and Chief Executive Officer	2019	453,486	2,774,398	732,338	3,759	3,963,981
	2018	440,277	2,270,800	900,617	1,901	3,613,595

Yifan Liang	2020	339,642	257,600	—	2,861	600,103
Chief Financial Officer and Corporate Secretary	2019	321,180	987,389	323,605	2,230	1,634,404
	2018	311,673	567,700	386,495	1,901	1,267,769

Yueh-Se Ho	2020	339,432	257,600	—	4,261	601,293
Director and Chief Operating Officer	2019	310,279	982,960	312,632	4,634	1,610,505
	2018	301,242	567,700	373,378	4,263	1,246,583

Stephen C. Chang	2020	284,389	176,640	—	3,101	464,130
Executive Vice President of Product Line Management (4)	—	—	—	—	—	—
	—	—	—	—	—	—

Bing Xue	2020	284,389	176,640	—	7,228	468,257
Senior Vice President of Global Sales (4)	—	—	—	—	—	—
	—	—	—	—	—	—

(1)
The dollar value shown represents the grant date fair value of the award determined in accordance with FASB ASC Topic 718 without taking into account any estimated forfeitures related to service vesting conditions. For assumptions used in determining such grant date fair value, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, as filed with the Securities Exchange Commission on September 2, 2020. For time-based restricted stock unit awards, the grant date fair value was determined using the closing share price of the Company’s common shares on the date of grant. For the performance-based restricted stock unit awards, the grant-date fair value is calculated based on the probable outcome of the attainment of the respective pre-established performance objectives as of the grant date at target attainment (which is the maximum level of attainment). The performance-based restricted stock unit awards were forfeited without any payment as a result of failure to attain the threshold performance objectives.

(2)
No bonuses were earned for fiscal year 2020 as a result of failure to attain the threshold performance objectives. With respect to 2019 and 2018, a portion of the bonus was paid in cash and a portion was paid in our common shares based on the $10.91 and $16.73 closing price per share on February 27, 2019 and March 12, 2018, respectively.

(3)	Amounts reported represent bonuses paid under our inventions, publication and long service bonus program, and other de minimus compensation.

(4)	Messrs. Chang and Xue were appointed executive officer effective October 2019. Reported amounts reflect compensation for the entire fiscal year 2020.

Grants of Plan-Based Awards 2020

The following table sets forth information concerning each grant of an award made to our named executive officers during the fiscal year ended June 30, 2020 in the form of cash, restricted stock units, performance-based restricted stock units and market performance restricted stock units.

			Potential Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Award (2)		All Other RSUs Number of Securities Underlying Awards (#) (3)	Grant Date Fair Value of Options and RSUs ($)(4)
Name	Grant Date	Approval Date	Minimum ($)	Target ($)	Maximum ($)	Minimum	Target
Mike F. Chang	N/A	N/A	93,470	467,352	1,028,174			—	—
	3/16/2020	2/27/2020	—	—	—	—	70,000		515,200
	3/16/2020	2/27/2020	—	—	—			70,000	515,200

Yifan Liang	N/A	N/A	40,800	204,000	448,800			—	—
	3/16/2020	2/27/2020	—	—	—	—	17,500		128,800
	3/16/2020	2/27/2020	—	—	—			17,500	128,800

Yueh-Se Ho	N/A	N/A	40,800	204,000	448,800			—	—
	3/16/2020	2/27/2020	—	—	—	—	17,500		128,800
	3/16/2020	2/27/2020	—	—	—			17,500	128,800

Stephen C. Chang	N/A	N/A	35,400	177,000	389,400			—	—
	3/16/2020	2/27/2020	—	—	—	—	12,000		88,320
	3/16/2020	2/27/2020	—	—	—			12,000	88,320

Bing Xue	N/A	N/A	35,400	177,000	389,400			—	—
	3/16/2020	2/27/2020	—	—	—	—	12,000		88,320
	3/16/2020	2/27/2020	—	—	—			12,000	88,320

(1)
Reflects potential payouts under the annual bonus program tied to attainment of Company performance goals. Based on the actual level of attainment of performance goals, the bonus awards were forfeited without any payment.

(2)
Each named executive officer was granted performance based restricted stock units under our 2018 Omnibus Incentive Plan covering the target number of shares specified in the table which represents the maximum number of shares that may be earned under the award. The number of shares to be ultimately earned under performance based restricted stock units is determined based on the level of predetermined financial goals during the performance period from January 1, 2020 to December 31, 2020. These units vest in four equal annual installments from the first anniversary date after the grant date if certain predetermined financial goals were met. The minimum number of shares that can be earned under the awards assumes that each goal is attained at or higher than the threshold level; attainment of either goal at lower than the threshold will result in no payout. The awards were forfeited without any payment as a result of failure to attain threshold performance objectives.

(3)
Each restricted stock unit award was granted under our 2018 Omnibus Incentive Plan. The units vest annually over a four-year period of service measured from March 16, 2020. Such units are also subject to accelerated vesting in the event of a change in control of our company as further described in “Agreements Regarding Employment, Change in Control and Termination of Employment.”

(4)
Reflects the grant-date fair value of the restricted stock unit awards as calculated in accordance with FASB ASC Topic 718 without taking into account any estimated forfeitures related to service vesting conditions. For assumptions used in determining such grant date fair value, see Note 8 to the consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, as filed with the Securities Exchange Commission on September 2, 2020. For the performance-based restricted stock unit awards, the grant-date fair value is calculated based on the probable outcome of the attainment of the pre-established performance objectives as of the grant date at target attainment (which is the maximum level of attainment).

Outstanding Equity Awards at June 30, 2020

The following table sets forth information regarding equity awards held by the named executive officers as of June 30, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Awards Number of Units of Stock That Have Not Vested (#)		Equity Incentive Awards Market Value of Units of Stock That Have Not Vested ($)
Mike F. Chang	94,000		—	12.68	3/6/2021	—		—	—		—
	56,400	(2)	—	9.90	4/25/2022	—		—	—		—
	56,400		—	8.45	2/13/2023	—		—	—		—
	180,000		—	7.44	3/16/2024	—		—	—		—
	—		—	—	—	37,500	(3)	345,375	180,000	(9)	1,657,800
	—		—	—	—	45,000	(4)	414,450	70,000	(10)	644,700
	—		—	—	—	25,000	(5)	230,250	—		—
	—		—	—	—	15,750	(6)	145,058	—		—
	—		—	—	—	17,500	(7)	161,175	—		—
	—		—	—	—	70,000	(8)	644,700	—		—
Total	386,800		—	—	—	210,750		1,941,008	250,000		2,302,500

Yifan Liang	11,000		—	12.68	3/6/2021	—		—	—		—
	6,600	(2)	—	9.90	4/25/2022	—		—	—		—
	6,600		—	8.45	2/13/2023	—		—	—		—
	70,000		—	7.44	3/16/2024	—		—	—		—
	10,000		—	9.07	8/14/2024	—		—	—		—
	—		—	—	—	9,750	(3)	89,798	90,000	(9)	828,900
	—		—	—	—	11,000	(4)	101,310	17,500	(10)	161,175
	—		—	—	—	6,500	(5)	59,865	—		—
	—		—	—	—	2,500	(6)	23,025	—		—
	—		—	—	—	6,250	(7)	57,563	—		—
	—		—	—	—	17,500	(8)	161,175	—		—
Total	104,200		—	—	—	53,500		492,736	107,500		990,075

Yueh-So Ho	2,550		—	8.45	2/13/2023	—		—	—		—
	31,667		—	7.44	3/16/2024	—		—	—		—
	—		—	—	—	9,750	(3)	89,798	90,000	(9)	828,900
	—		—	—	—	11,000	(4)	101,310	17,500	(10)	161,175
	—		—	—	—	6,500	(5)	59,865	—		—
	—		—	—	—	3,125	(6)	28,781	—		—
	—		—	—	—	3,125	(7)	28,781	—		—
						17,500	(8)	161,175
Total	34,217		—	—	—	51,000		469,710	107,500		990,075

Stephen C. Chang	—		—	—	—	6,750	(3)	62,168	90,000	(9)	828,900
	—		—	—	—	7,500	(4)	69,075	12,000	(10)	110,520
	—		—	—	—	4,500	(5)	41,445	—		—
	—		—	—	—	1,875	(6)	17,269	—		—
	—		—	—	—	1,875	(7)	17,269	—		—
						12,000	(8)	110,520
Total	—		—	—	—	34,500		317,746	102,000		939,420

Bing Xue	5,814		—	12.91	4/14/2021	6,750	(3)	62,168	90,000	(9)	828,900
	—		—	—	—	7,500	(4)	69,075	12,000	(10)	110,520
	—		—	—	—	4,500	(5)	41,445	—		—
	—		—	—	—	2,500	(6)	23,025	—		—
	—		—	—	—	3,000	(7)	27,630	—		—
	—		—	—	—	12,000	(8)	110,520
Total	5,814		—	—	—	36,250		333,863	102,000		939,420

(1)
Each stock option was granted pursuant to one of our equity incentive plans for employees and other service providers. Unless described otherwise in the footnotes below, each option becomes exercisable over a five-year period, with 20% of the shares to become exercisable upon completion of one year of service measured from the vesting commencement date and the balance to become exercisable in 48 successive equal monthly installments upon the completion of each additional month of service thereafter. Each option is fully vested.

(2)
This option becomes exercisable over forty-eight (48) successive equal monthly installments upon the optionee’s completion of each month of service measured from the vesting commencement date. This option is fully vested.

(3)
This restricted stock unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on March 15, 2019.

(4)
This restricted stock unit award represents a performance-based award that was granted in March 2018 and vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from March 15, 2018 with the number of units based on the level of attainment of performance goals over the calendar year 2018.

(5)
This restricted stock unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on March 15, 2018.

(6)
This restricted stock unit award represents a performance-based award that was granted in March 2017 and vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from March 15, 2017 with the number of units based on the level of attainment of performance goals over the calendar year 2017.

(7)
This restricted stock unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on March 15, 2017.

(8)
This restricted stock unit award vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from the award date on March 16, 2020.

(9)
This restricted stock unit award represents the market performance restricted stock unit award that was granted in June 2018 (and amended in August 2020 as discussed above) and vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service over the period commencing January 1, 2023 and ending December 31, 2026 with the number of units based on level of attainment of the performance goals measured over the performance period commencing January 1, 2019 and ending December 31, 2022.

(10)
This restricted stock unit award represents a performance-based award that was granted in March 2020 and vests in a series of four (4) successive equal annual installments upon the individual’s completion of each year of service measured from March 16, 2020 with the number of units based on the level of attainment of performance goals over the calendar year 2020.

Option Exercises and Shares Vested

The following table provides information regarding option exercises and vesting of awards held by the named executive officers during the fiscal year ended June 30, 2020.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mike F. Chang	—	—	89,048	655,393

Yifan Liang	—	—	26,108	192,155

Yueh-Se Ho	—	—	23,496	172,931

Stephen C. Chang	—	—	14,312	105,336

Bing Xue	—	—	19,799	145,721

Pension Benefits and Nonqualified Deferred Compensation

We do not provide a pension plan for our named executive officers, and none of our named executive officers participated in a nonqualified deferred compensation plan during the fiscal year ended June 30, 2020.

Agreements Regarding Employment, Change in Control and Termination of Employment

Employment Agreement and Retention Agreements

We have entered into an employment agreement with Dr. Mike F. Chang and retention agreements with each of our other named executive officers.

Pursuant to his April 28, 2010 employment agreement, Dr. Mike Chang is entitled to a base salary of $325,000 per year.

His base salary is subject to annual review and may be adjusted by our Compensation Committee at its discretion and is currently $467,352. In addition, Dr. Chang is eligible to receive a cash bonus in an amount determined by our Compensation Committee based on attainment of specified performance goals. Dr. Chang is also entitled to participate in the benefit plans generally available to our employees, such as group health care coverage and 401(k) plan participation.

  Under the terms of his employment agreement, should Dr. Mike Chang's employment be involuntarily terminated by us without cause or by him for good reason at any time other than during the 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 12 months and (ii) continued health care coverage for himself and his eligible dependents for a period of 12 months. Should Dr. Chang's employment be involuntarily terminated by us without cause or by him for good reason within 12 months following a change in control of the Company, he will be entitled to receive (i) continued base salary for a period of 24 months, (ii) continued health care coverage for himself and his eligible dependents for a period of 24 months, and (iii) accelerated vesting of his then unvested equity awards.

Pursuant to the retention agreements, each of Messrs. Liang and Ho is entitled to receive severance payments and benefits upon an involuntary termination of his or her employment. Should the named executive officer's employment be involuntarily terminated by us without cause or by him or her for good reason at any time other than during the 12 months following a change in control of the Company, he or she will be entitled to receive (i) continued base salary for a period of 6 months, and (ii) continued health care coverage for himself and his eligible dependents for a period of 6 months. In the event that such involuntary termination occurs within 12 months following a change in control of the Company, then the named executive officer will be entitled to receive (i) continued base salary for a period of 6 months, (ii) continued health care coverage for himself/herself and his/her eligible dependents for a period of 6 months and (iii), each outstanding unvested equity award held by the terminated executive officer will accelerate with respect to that number of shares that would have vested had the officer remained in service for an additional 12 months.

 If any payment or benefit in connection with a change in control or the subsequent termination of Dr. Mike Chang's or a named executive officer's employment would be subject to an excise tax under Section 280G of the Internal Revenue Code, then such payment of benefit will be reduced to the extent necessary to maximize his net after tax benefits.

 As a condition to the severance payments and benefits, each named executive officer (including Dr. Mike Chang) must deliver a general release of all claims against us and our affiliates. In addition, severance benefits are conditioned on the executive's continued compliance with non-compete and non-solicitation restrictive covenants for the severance period.

 For purposes of Dr. Mike Chang's employment agreement and the retention agreements with our named executive officers, the following definitions will be in effect:

A change in control will be deemed to occur upon (i) a merger, consolidation or other reorganization approved by our shareholders, unless our shareholders continue to own more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation; (ii) a sale of all or substantially all of our assets; or (iii) the acquisition by any person or related group of persons of more than fifty percent (50%) of the total combined voting power of our outstanding securities.

 A resignation for good reason will be deemed to occur should the individual resign from his employment with us for any of the following reasons during the applicable change in control protection period: (i) a material diminution in his authorities, duties or responsibilities; (ii) a reduction in his base compensation; (iii) a material relocation of his existing work site; or (iv) any material breach by us of any provision of any agreement we have with such individual.

An individual's employment will be deemed to have been terminated for cause if such termination occurs by reason of: (i) the commission of any act of fraud, embezzlement or dishonesty by the individual or his conviction of a felony, (ii) any unauthorized use or disclosure by the individual of confidential information or trade secrets of the Company (or any parent or subsidiary), (iii) any other misconduct by the individual adversely affecting the business or affairs of the Company in a material manner, (iv) the individual's failure to cure any breach of his obligations under certain agreements with the Company, or (v) the individual's breach of any of his fiduciary duties as an officer or director of the Company.

Potential Payments upon Termination or Change in Control

Below is a description of the potential payments and benefits that would be provided to our named executive officers upon termination of their employment or a change of control under their employment or retention agreements and equity award agreements.

Restricted Stock Unit Acceleration on Change in Control

The time-based restricted stock units awards granted to our named executive officers under our various equity plans will each vest on an accelerated basis as to all the shares in the event those awards are not assumed, replaced or otherwise continued in connection with certain changes in control or ownership of the Company. In the event of such changes, the performance-based restricted stock units will convert into (i) the right to receive 50% of the number of target shares subject to the award in the event such change occurs prior to completion of the performance period and (ii) the right to receive the number of shares based on actual performance if such change occurs after completion of the performance period, subject in each case to continued service requirements; such shares will vest on an accelerated basis in the event those awards are not assumed, replaced or otherwise continued in connection with the change in control or ownership. If a change in control occurs during the MSU Performance Period, then the number of performance qualified shares under the market performance restricted stock units will be determined at the time of the change in control based on performance to date (but without regard to the revenue attainment if the change in control occurs prior to April 1, 2021) and then will be paid out at the time of the change in control unless the awards are assumed, replaced or otherwise continued by the acquiring entity. If a change in control occurs after completion of the MSU Performance Period, the performance qualified shares will be paid out at the time of the change in control unless those awards are assumed, replaced or otherwise continued by the acquiring entity, Any awards that are assumed, replaced or otherwise continued will continue to vest over the service period for the award subject to accelerated vesting of the market performance stock unit awards upon the executive officer’s involuntary termination within 18 months following the change in control.

The table below sets forth the intrinsic value of the restricted stock unit awards held by each named executive officer that would accelerate in full (in accordance with the terms of the equity plans or agreements governing those awards) upon a change in control or ownership in which those awards were not assumed or replaced had such change in control or ownership occurred on June 30, 2020:

Named Executive Officer	Intrinsic Value of Accelerated RSUs (1)
Mike F. Chang	$2,832,880
Yifan Liang	$848,640
Yueh-Se Ho	$818,040
Stephen C. Chang	$634,440
Bing Xue	$650,080

(1)
Such value is determined by multiplying (A) the fair market value per common share on June 30, 2020 ($10.88 per share) by (B) the number of unvested shares that would vest on an accelerated basis under such award. No value is attributed to the market performance restricted stock unit since the threshold level of performance had not been attained as of June 30, 2020.

Potential Payments upon Termination of Employment

Termination in Absence of Change in Control. The following table provides the total dollar value of the compensation that each named executive officer would have been entitled to receive had his employment been terminated without cause or he had resigned for good reason on June 30, 2020 in the absence of a change in control of the Company:

Named Executive Officer	Cash Severance	Health Benefits (1)	Total
Mike F. Chang	$467,352	$18,813	$486,165
Yifan Liang	$170,000	$13,024	$183,024
Yueh-Se Ho	$170,000	$9,407	$179,407
Stephen C. Chang (2)	$—	$—	$—
Bing Xue (2)	$—	$—	$—

(1)
Represents the aggregate full premium payments that would be required to be paid on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of June 30, 2019) for the maximum period available to the executive.

(2)	Mr. Chang and Mr. Xue are not entitled to receive any cash severance benefits in connection with a termination.

Termination in Connection with Change in Control. The following table provides the total dollar value of the compensation that each named executive officer would be entitled to receive if his or her employment was terminated without cause or he or she resigned for good reason on June 30, 2020 in connection with a change in control of the Company in which the outstanding awards are assumed, replaced or otherwise continued. If the outstanding awards are not assumed, replaced or otherwise continued in effect, then those awards will accelerate in whole or in part at the time of the change in control and the value of the acceleration will instead be as set forth in the table above titled: "Restricted Stock Unit Acceleration on Change in Control".

Named Executive Officer	Cash Severance	Health Benefits (1)	Accelerated Vesting of Restricted Stock units (2)	Total
Mike F. Chang	$934,704	$37,627	$2,832,880	$3,805,211

Yifan Liang	$170,000	$13,024	$376,040	$559,064

Yueh-Se Ho	$170,000	$9,407	$345,440	$524,847

Stephen C. Chang (3)	$—	$—	$—	$—

Bing Xue (3)	$—	$—	$—	$—

(1)
Represents the aggregate full premium payments that would be required to be paid on behalf of each named executive officer to provide continued health insurance coverage under COBRA (based on the executive's health insurance coverage as of June 30, 2020) for the maximum period available to the executive.

(2)
Represents the value of restricted stock units that would vest on an accelerated basis in connection with such termination. The value is determined by multiplying (A) the number of unvested units that would vest on an accelerated basis under the award by (B) the fair market value per common share on June 30, 2020 ($10.88 per share).

(3)	Mr. Chang and Mr. Xue are not entitled to receive any cash severance benefits in connection with a termination

COMPENSATION COMMITTEE REPORT

The information contained in the Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that the company specifically incorporates the information by reference in such filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of our Board of Directors:

Mr. Michael J. Salameh, Chairman
Dr. Lucas S. Chang
Dr. King Owyang

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of June 30, 2020 with respect to the Company’s common shares that may be issued under the Company’s existing equity compensation plans. There are no outstanding options that the Company has assumed in connection with its acquisition of other companies, and there are currently no assumed plans under which the Company can grant options.

	Column (A)		Column (B)		Column (C)
	Number of				Number of
	Securities to be				Securities
	Issued Upon				Remaining Available
	Exercise of		Weighted		for Future Issuance
	Outstanding		Average		Under Equity
	Options,		Exercise		Compensation Plans
	Restricted Stock		Price of		(Excluding
	Units and Other		Outstanding		Securities Reflected
Plan Category	Rights		Options		in Column A)

Equity Compensation Plans Approved by Stockholders (1)	3,208,891	(2)(3)	8.79	(4)	2,436,824	(5)

Equity Compensation Plans Not Approved by Stockholders	—		N/A		—

Total	3,208,891		8.79		2,436,824

(1)	Consists of the 2009 Share Option/Share Issuance Plan (“the 2009 Plan”), 2018 Omnibus Incentive Plan ("the 2018 Plan") and the 2018 Employee Share Purchase Plan (“ESPP”).

(2)
Includes 1,274,913 common shares subject to restricted stock unit awards or RSUs and 1,290,000 common shares subject to market-based restricted stock unit or MSU that will entitle the holder to one share for each unit that vests over the holder’s period of continued service with the Company. The performance periods for the performance shares granted in 2017 and 2018 are complete, so actual performance has been used to determine the number of shares issuable under such awards upon completion of the respective service periods. The performance period for the performance share granted in 2019 was canceled.

(3)
Under the ESPP, each eligible employee may purchase up to 875 common shares at semi-annual intervals on the 14th of May and November each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date.

(4)
The weighted average exercise price does not take into account restricted share units, performance share units and market stock units or purchase rights under the Company’s Employee Stock Purchase Plan.

(5)
Consists of shares available for future issuance under the ESPP and the 2018 Plan. As of June 30, 2020, 830,670 common shares were available for issuance under the ESPP, and 1,606,154 common shares were available for issuance under the 2018 Plan. The 1,606,154 shares available for issuance under the 2018 Plan may be issued upon the exercise of stock options or stock appreciation rights, or those shares may be issued as stock bonuses or pursuant to restricted stock awards or RSUs which vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information with respect to the beneficial ownership of our common shares, as of September 15, 2020, by:

•	each of our directors and executive officers named in the Summary Compensation Table of the Executive Compensation of this Proxy Statement;

•	all current directors, director nominees and named executive officers as a group: and

•	each person known to us to own beneficially more than 5% of our common shares.

The calculations in the shareholder table below are based on 25,382,124 common shares outstanding as of September 15, 2020. Beneficial ownership is determined in accordance with the rules of the SEC. All common shares issuable upon exercise of outstanding options and vesting of restricted stock units within 60 days following September 15, 2020 are deemed to be beneficially owned by the shareholder holding such options or units for the purpose of computing the number of shares beneficially owned by such shareholder. They are not, however, deemed to be outstanding for the purpose of computing the percentage ownership of any other shareholder.

Except as described in the footnotes below, we believe each shareholder has sole voting and investment power with respect to the common shares indicated in the table as beneficially owned. Unless otherwise indicated in the footnotes below, the principal address of each of the shareholders below is: c/o Alpha and Omega Semiconductor Incorporated, 475 Oakmead Parkway, Sunnyvale, California 94085.

Name	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
Directors and Executive Officers:
Mike F. Chang (1)	4,665,397	18.1%
Yifan Liang (2)	183,694	*
Yueh-Se Ho (3)	312,360	*
Stephen Chang	218,362	*
Bing Xue (4)	20,781	*
Lucas S. Chang (5)	25,876	*
Claudia Chen (6)	7,618	*
King Owyang (7)	49,998	*
Michael L. Pfeiffer (8)	44,373	*
Michael J. Salameh (9)	65,458	*
All Directors and Executive Officers as a group (10)	5,593,917	21.6%

5% Shareholders:
Dimensional Fund Advisors LP. (11)	2,005,842	7.9%
BlackRock, Inc. (12)	1,470,717	5.8%
Royce & Associates, LP (13)	1,714,851	6.8%

*	Beneficially owns less than 1% of our outstanding common shares.

(1)	Includes 386,800 common shares subject to options exercisable within 60 days of September 15, 2020.

(2)	Includes 104,200 common shares subject to options exercisable within 60 days of September 15, 2020.

(3)	Includes 34,217 common shares subject to options exercisable within 60 days of September 15, 2020.

(4)	Includes 5,814 common shares subject to options exercisable within 60 days of September 15, 2020.

(5)	Includes 1,905 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2020.

(6)	Includes 1,905 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2020.

(7)
Includes 12,500 common shares subject to options exercisable within 60 days of September 15, 2020 and 1,905 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2020.
.

(8)
Includes 6,875 common shares subject to options exercisable within 60 days of September 15, 2020 and 1,905 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2020.
.

(9)
Includes 7,500 common shares subject to options exercisable within 60 days of September 15, 2020 and 1,905 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2020.
.

(10)
Includes 557,906 common shares subject to options exercisable within 60 days of September 15, 2020 and 9,525 common shares subject to restricted share unit awards that will be issued within 60 days of September 15, 2020.
.

(11)
According to Amendment No. 3 to Schedule 13G/A filed on February 12, 2020, Dimensional Fund Advisors LP (“Dimensional”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, as amended (“1940 Act”), furnishes investment advice to four investment companies registered under the 1940 Act, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. Dimensional has the sole power to vote or direct the vote of an aggregate of 1,946,724 common shares, and has the sole power to dispose or direct the disposition of an aggregate of 2,005,842 common shares. The principal business office of Dimensional is Building One, 6300 Bee Cave Rd., Austin, Texas, 78746.

(12)
According to Amendment No. 3 to Schedule 13G/A filed on February 5, 2020, BlackRock, Inc. has the sole power to vote or direct the vote of an aggregate of 1,433,898 common shares, and has the sole power to dispose or direct the disposition of an aggregate of 1,470,717 common shares. The principal business office of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(13)
According to Amendment No. 5 to Schedule 13G/A filed on January 29, 2020, Royce & Associates, LP (“Royce”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, as amended (“1940 Act”). Royce has the sole power to vote or direct the vote of an aggregate of 1,714,851 common shares, and has the sole power to dispose or direct the disposition of an aggregate of 1,714,851 common shares. The principal business office of Royce is 745 Fifth Avenue, New York, NY 10151.

None of our existing shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers and persons who own more than ten percent of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Our directors, executive officers and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2012, all Section 16(a) filing requirements applicable to directors, executive officers and greater than ten percent beneficial owners were complied with by such persons, except that (i) one late Form 4 was filed by Mike Chang with respect to two transactions; (ii) one late Form 4 was filed by Yueh-Se Ho with respect to two transactions; (iii) one late Form 4 was filed by Yifan Liang with respect to two transactions; (iv) one late Form 4 was filed by Stephen Chang with respect to two transactions; and (v) one late Form 4 was filed by Bing Xue with respect to two transactions.

RELATED PARTY TRANSACTIONS

Mr. Stephen C. Chang, who is a son of Dr. Mike Chang, our Chief Executive Officer and Chairman of the Board, was employed by the Company as Senior Vice President of Marketing from November 8, 2017 to October 2019, and as Executive Vice President of Product Line since October 2019. He also served as a Vice President of MOSFET Product Line from November 23, 2015 to November 8, 2017. Prior to that, he served in various management positions in our product line and marketing divisions.

He received a total of $259,635 as annual base salary for the fiscal year ended June 30, 2019. In addition, Mr. Chang was awarded (i) cash bonus in the amount of $156,000 and 9,699 restricted share units which vested in full on February 27, 2018; (ii) 9,000 restricted share units which will vest annually in equal installments over a four-year period commencing on March 15, 2019; (ii) 15,000 performance-based restricted share units, which represents the right to receive a specified number of common shares upon the achievement of certain performance goals of the Company and subject to Mr. Chang's continuing service during the four-year period commencing on March 15, 2019; and (iii) 90,000 market-based restricted share units, which represents the right to receive a specified number of common shares upon the Company's achievement of specified stock prices and revenue thresholds during the performance period from January 1, 2019 to December 31, 2021, and subject to Mr. Chang's continuing service during the four-year period commencing on January 1, 2022. His compensation for fiscal year ended June 30, 2020 is included elsewhere in this proxy statement.

Indemnification Arrangements

We have entered into indemnification agreements with our directors and executive officers that provide our directors and executive officers with additional protection regarding the scope of the indemnification set forth in our Bye-laws. Pursuant to these agreements, we will indemnify each such person (to the fullest extent permitted by Bermuda law) against all costs and expenses, including expense advances, incurred in connection with any claim by reason or arising out of any event or occurrence relating to the fact that such person is our director or executive officer or is serving at our request at another corporation or entity, or by reason of any activity or inactivity while serving in such capacity. However, we are not obligated to indemnify our directors or executive officers under these agreements if:

•	indemnification is prohibited by our Bye-laws or applicable law;

•	the action initiated by the person is not authorized by our Board of Directors; or

•	a court determines that the person did not act in good faith and in a manner that such officer or director reasonably believed to be in or not opposed to the best interests of the company.

Policies and Procedures

The Audit Committee of the Board of Directors is responsible for establishing policies and procedures for reviewing and approving all related party transactions as defined under Securities and Exchange Commission rules and regulations. The Audit Committee also adopted the Related Party Transactions Policy (the “Policy”) that sets forth the substantive and procedural requirements for approving related party transactions. The following provides a summary of the Policy.

The Policy provides that the Audit Committee is entrusted with the responsibility and authority to review “interested transaction,” the definition of which is materially consistent with the definition of “related party transactions” under SEC rules (the “Interested Transaction”). The Audit Committee shall review the material facts of all Interested Transactions that require the Audit Committee’s approval and either approve or disapprove of the entry into the Interested Transaction.

In determining whether to approve or ratify an Interested Transaction, the Audit Committee will take into account all factors that it deems appropriate, including whether the Interested Transaction is negotiated or consummated on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The Policy also provides that no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a related party, except that the director shall provide all material information concerning the Interested Transaction to the Audit Committee

The Policy provides a list of Interested Transactions that are deemed to be pre-approved by the Audit Committee such that no separate approval will be required by the Audit Committee, including:

•	Employment of executive officer if the compensation is approved by the Compensation Committee;

•	Compensation of directors that is consistent with the Company’s director compensation policies and required to be disclosed in the proxy statement;

•
Transaction with another company where the related party’s relationship is an employee (other than executive officer or director) or a stockholder, if the value of the transaction does not exceed the greater of $1,000,000 or 2% of such company’s annual revenue; and

•	Certain charitable contributions if the aggregate amount does not exceed $1,000,000 or 2% of the organization’s annual revenue.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to our audited financial statements for the fiscal year ended June 30, 2020. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, except to the extent that the company specifically incorporates the information by reference in such filing.

The Audit Committee is comprised of three independent directors: Mr. Michael L. Pfeiffer, its Chairman, and Claudia Chen and Michael J. Salameh. The purpose of the Audit Committee is to assist our Board of Directors in its general oversight of our financial reporting, internal controls and audit functions. The Audit Committee is directly responsible for the appointment, retention, evaluation, compensation, oversight and termination of our independent registered public accounting firm.

The Audit Committee reviews the results and scope of audit and other services provided by the independent auditors and reviews the accounting principles and auditing practices and procedures to be used in our financial reporting process, including its systems of internal control, and in the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm for the last fiscal year, BDO USA, LLP (“BDO”), was responsible for performing an independent audit of those financial statements. As more fully explained in the Audit Committee's charter, the Audit Committee's responsibility is to provide oversight of and to review those processes. The Audit Committee does not conduct auditing or accounting reviews or procedures, and relies on information and representations provided by management and the independent auditors. The Audit Committee has relied on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accounting firm included in their report on our financial statements.

The Audit Committee has reviewed and discussed the audited financial statements with our management. Management is responsible for maintaining adequate internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. The Audit Committee was kept apprised of the progress of management's assessment of our internal control over financial reporting and provided oversight to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management at meetings throughout the year. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of our internal control over financial reporting. The Audit Committee reviewed this report of management and Item 9A, “Control and Procedures,” contained in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020 filed with the SEC, as well as BDO's reports of independent registered public accounting firm (included in our Annual Report on Form 10-K) relating to its audits of the consolidated financial statements and of internal control over financial reporting. The Audit Committee has reviewed with management and BDO (a) matters related to the conduct of the audit of the consolidated financial statements by the independent registered public accounting firm and its audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, as amended and (b) the additional analyses undertaken and procedures performed by us to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC.

In addition, the Audit Committee has reviewed and discussed the audited financial statements with BDO, including such items set forth in Public Company Accounting Oversight Board (PCAOB) Auditing Standard No. 16, Communications with Audit Committees or any successor standard. The Audit Committee has received from the independent registered public accounting firm, BDO, the written disclosures and the letter required by the PCAOB, and the Audit Committee has discussed with Grant Thornton the independence of the independent registered public accounting firm.

After review of all discussions and all written correspondence described above, as well as such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to our Board of Directors that the audited financial statements for the last fiscal year be included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2020.

The Audit Committee

Michael L. Pfeiffer, Chairman
Claudia Chen
Michael J. Salameh

PROPOSAL NO. 4

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee has selected BDO USA, LLP (“BDO”) as our independent registered public accounting firm to conduct the audit for the fiscal year ending June 30, 2021. Shareholders are asked to approve and ratify the appointment of BDO as our independent registered public accounting firm, and to authorize our Board of Directors, acting through our Audit Committee, to determine the remuneration of such accounting firm. Representatives of BDO are expected to be present at the Annual Meeting to respond to any questions from shareholders.

BDO has served as the Company's independent registered public accounting firm for the fiscal years ended June 30, 2019 and 2020. BDO has issued a Report of Independent Registered Public Accounting Firm for our audited consolidated financial statements as of June 30, 2019 and 2020 which appeared in our annual report on Form 10-K filed with the SEC on September 2, 2020. Prior to the appointment of BDO, Grant Thornton LLP (“Grant Thornton”) served as our independent registered public accounting firm for the fiscal year ended June 30, 2018.

On September 11, 2018, we notified Grant Thornton of its dismissal as the Company’s independent registered public accounting firm effective as of that date. Grant Thornton also notified the Company to confirm that its audit relationship with the Company has ceased as of September 11, 2018. The decision to change independent registered public accounting firms was approved by the Audit Committee. On September 17, 2018, the Audit Committee and the Board of Directors of the Company approved the engagement of BDO to serve as the Company's independent registered public accounting firm.

The reports of Grant Thornton on Company's consolidated financial statements as of and for the fiscal years ended June 30, 2018 and 2017 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During two fiscal years ended June 30, 2018 and the subsequent interim period through September 11, 2018, there were no disagreements as described under Item 304(a)(1)(iv) of Regulation S-K with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter thereof in connection with its reports on the financial statements of the Company for such years. In addition, during the two fiscal years ended June 30, 2018 and the subsequent interim period through September 11, 2018, there were no reportable events as described under Item 304(a)(1)(v) of Regulation S-K.

The Company has provided Grant Thornton with a copy of the above disclosure and requested that Grant Thornton furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the statements. A copy of Grant Thornton's letter was filed as Exhibit 16.1 to the Form 8-K filed on September 17, 2018.

During the two most recent fiscal years, and in the subsequent interim periods through September 17, 2018, neither the Company nor anyone acting on its behalf has consulted with BDO regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that BDO concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table presents the fees for professional services and other services rendered by BDO USA, LLP for the two fiscal years ended June 30, 2020 (in thousands):

Accountant	Year	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees	Total Fees
BDO USA, LLP	2020	$951	$—	$—	$—	$951

BDO USA, LLP	2019	$820	$—	$—	$—	$820

Audit fees:  These fees generally relate to professional services rendered for the audits of our consolidated financial statements and internal control over financial reporting, quarterly reviews, subsidiary or equity investment audits, consents, income tax provision reviews, and assistance with and review of documents and reports filed with the SEC.

Audit Related Fees: These fees generally relate to assurance and other services related to the performance of the audit or review of financial statements or that are traditionally performed by the independent registered public accounting firm, issuance of consents, internal control reviews, attest services that are not required by statute or regulation, consultations concerning financial accounting and reporting standards, and financial audits of employee benefit plans. The Company did not incur any audit related fees for both periods.

Tax fees:  These fees generally relate primarily to tax compliance, including review and preparation of corporate and expatriate tax returns, assistance with tax audits, review of the tax treatment for certain expenses, extra-territorial tax analysis, and tax due diligence relating to acquisitions.  They also include fees for state and local tax planning and consultations with respect to various domestic and international tax matters. The Company did not incur any tax fees for both periods.

Other Services fees:  These fees generally relate to fees for services other than the services reported in audit fees, audit-related fees, and tax fees. The Company did not incur any such fees for both periods.

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm and the fees for these services.  These services may include audit services, audit-related services, tax services and other services.

FUTURE SHAREHOLDER PROPOSALS AND NOMINATIONS FOR
THE 2021 ANNUAL GENERAL MEETING

Under Rule 14a-8 of the Exchange Act, for a shareholder proposal to be considered for inclusion in the proxy statement for the 2021 annual general meeting of shareholders, we must have received the written proposal by such shareholder no later than May 31, 2021. Such proposals must comply with the other provisions of Rule 14a-8 and additional applicable SEC rules regarding the inclusion of shareholder proposals in the proxy materials. In addition, the proxy solicited by the Board of Directors for the Annual Meeting in 2020 will confer discretionary authority to vote on any shareholder proposal presented at that meeting, if we do not receive notice of such proposal prior to September 13, 2021.

If you wish to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a-8, you may use the procedures set forth in the Bye-laws to make a shareholder proposal, including director nominations, not intended to be included in our proxy statement under Rule 14a-8 so long as such proposal complies with our Bye-laws. Shareholder nominations and proposals may be voted on at an annual general meeting of shareholders only if such nominations and proposals are submitted to us pursuant to written notice timely and accompanied by certain information. To be timely, a shareholder's written notice must be received by us not less than 60 nor more than 180 days to the date set for the annual general meeting of shareholders (or if no such date is set, the date that is not less than 60 nor more than 180 days prior to the anniversary of the previous year's annual general meeting of shareholders). The notice must contain the information specified in Sections 59 and 60 of our Bye-laws with respect to the person to be nominated as director and include all material information on the proposal, statement or resolution to be put to the meeting, together with details of shareholder submitting the proposal, statement or resolution and such other information as may from time to time be specified by our Board. Under Section 60(4) of Bye-laws, the advance notice must include, but are not limited to, the following information:

•	the meeting at which the person nominated is proposed for election as a director;

•
information relating to direct and indirect beneficial ownership of shares, including ownership of derivative instrument, by the shareholders and their affiliates and associates acting in concert with the shareholders;

•	any agreement, arrangement, relationship by the shareholders that may increase or decrease the voting power of the shareholders;

•
a description of direct and indirect compensation, material monetary agreement and other related party transactions between the shareholders and their affiliates and associated acting in concert therewith and the nominees;

•	a signed questionnaire by the nominee regarding his or her background, qualifications and other representations;

•	a written consent of the nominee to his being named in a proxy statement as a nominee and to serve as a Director, if elected; and

•	any other information relating to such shareholder that would be required to be disclosed in the proxy statement under the Exchange Act;

In addition, the shareholder will be required to update and supplement, if necessary, the advance notice so the information is true and correct as of date of the annual meeting and as of the date that is 10 business days from the meeting. Our Board of Directors will review proposals from eligible shareholders which it receives by that date and will determine whether any such proposal has been received in accordance with the Bye-laws and whether any such proposal will be acted upon at the annual general meeting of shareholders. All shareholder proposals and shareholder nominations should be mailed to Alpha and Omega Semiconductor Limited, Board of Directors, c/o Investor Relations, Alpha and Omega Semiconductor, Inc. 475 Oakmead Parkway, Sunnyvale, CA 94085.

Moreover, Section 79 of the Companies Act 1981 of Bermuda, as amended, provides that shareholders representing either (i) 5% or greater of the total voting rights of the shares eligible to vote at a general meeting of shareholders, or (ii) not less than 100 shareholders may propose any resolution which may properly be moved at the next annual general meeting of shareholders. Upon timely receipt of notice, we shall, at the expense of such shareholder(s), give our other shareholders entitled to receive notice of the next annual general meeting of shareholders notice of such proposed resolution. To be timely, the proposal requiring notice of a resolution must be deposited at our registered office at least six weeks before the next annual general meeting of shareholders. Shareholders satisfying the criteria of Section 79 may also require us to circulate a statement in respect of any matter to come before an annual general meeting of shareholders by notice deposited at our registered office not less than one week prior to the annual general meeting of shareholders.

OTHER MATTERS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the proxy holder named in the proxy accompanying this statement will have discretionary authority to vote all proxies in accordance with his best judgment.

By order of the Board of Directors,

Mike F. Chang
Chairman of the Board of Directors
Dated 9/ /2020

VOTE

Alpha and Omega Semiconductor Limited

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A Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 4.

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Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Mike F. Chang	☐	☐	02 - Yueh-Se Ho	☐	☐	03 - Lucas S. Chang	☐	☐
04 - Claudia Chen	☐	☐	05 - King Owyang	☐	☐	06 - Michael L. Pfeiffer	☐	☐
07 - Michael J. Salameh	☐	☐						

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Note: The signature(s) on this proxy should correspond exactly with the shareholder's name as printed above and to the left. In the case of joint tenants, co-executors or co-trustees, both should sign. When signing as attorney, executor, administrator, trustee, guardian, authorized officer or other fiduciary, please give your full title as such.

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The 2020 Annual General Meeting of Shareholders of Alpha and Omega Semiconductor Limited will be held on Thursday, November 12, 2020 at 4:00 P.M. U.S. PACIFIC STANDARD TIME, virtually via the internet at www.meetingcenter.io/229273088.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is — AOSL2020.

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Alpha and Omega Semiconductor Limited

ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD NOVEMBER 12, 2020 VIRTUALLY VIA INTERNET AT www.meetingcenter.io/229273088

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby revoke(s) all prior proxies and appoint(s) Mike F. Chang and Yifan Liang, and each of them, attorneys of the undersigned (the "proxy holders"), with full power of substitution, for and in the name(s) of the undersigned to (1) attend the 2020 annual general meeting of shareholders (the "Meeting") of Alpha and Omega Semiconductor Limited (the "Company") to be held at 4:00 P.M., Pacific Standard Time, on Thursday, November 12, 2020, and (2) vote all common shares of the Company that the undersigned would be entitled to vote, with all powers the undersigned would possess, if personally present. Each of the following matters set forth in this Proxy Card is proposed by the Company, and none of the matters is conditioned on the approval of the other matters.

In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Meeting or any adjournment thereof.

This Proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given above. If no instructions are given, this proxy will be voted "FOR" the election of all of the Director nominees listed in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3, and "FOR" Proposal 4.

Attendance of the undersigned at the Meeting or at any adjourned session thereof will not be deemed to revoke this proxy unless the undersigned shall affirmatively indicate there at the intention of the undersigned to vote said shares in person. If the undersigned hold(s) any of the shares of the Company in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

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